UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MELLON FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Mellon	Mellon Financial Corporation One Mellon Center Pittsburgh, PA 15258-0001 March 11, 2005

Dear Shareholder:

Shareholders are cordially invited to attend the Annual Meeting of Shareholders of Mellon Financial Corporation in Pittsburgh on Tuesday, April 19, 2005, at 10:00 A.M. Further information about the meeting and the matters to be considered is contained in the formal Notice of Annual Meeting and Proxy Statement on the following pages.

It is important that each shareholder’s shares be represented at this meeting. Whether or not a shareholder plans to attend, all shareholders are requested to sign, date and return the proxy form promptly in the enclosed envelope or vote by the Internet or telephone as described on the proxy form. Completing and returning the enclosed proxy or voting by the Internet or telephone will not limit rights to vote in person or to attend the meeting.

Sincerely,

Martin G. McGuinn

Chairman and Chief Executive Officer

Mellon

One Mellon Center

Pittsburgh, Pennsylvania 15258-0001

Notice of Annual Meeting of Shareholders

To the Shareholders:

On Tuesday, April 19, 2005, Mellon Financial Corporation (the “Corporation”) will hold its 2005 Annual Meeting of Shareholders on the 10th Floor of Two Mellon Center, 501 Grant Street, Pittsburgh, Pennsylvania. The meeting will begin at 10:00 A.M.

Only shareholders of record at the close of business on February 11, 2005, can vote at this meeting or any adjournments that may take place. At the meeting we will consider and act upon the following:

1.	The election of directors;

2.	The ratification of the appointment of KPMG LLP as independent public accountants of the Corporation for the year 2005; and

3.	Such other business as may properly come before the meeting.

Enclosed are a Proxy Statement, a proxy form, an addressed return envelope and the Corporation’s 2004 Annual Report (which consists of the 2004 Summary Annual Report and 2004 Financial Annual Report). All shareholders, whether or not they expect to be present at the meeting, are requested to mark, sign and date the proxy form and return it in the addressed envelope promptly or to vote by the Internet or telephone as described on the proxy form. Shareholders who plan to attend the meeting in person are also requested to complete and return the reservation form that appears at the end of the Proxy Statement. Shareholders who attend the meeting may, if they wish, vote in person even though they have previously voted.

By Order of the Board of Directors

Carl Krasik

Secretary

March 11, 2005

Mellon

One Mellon Center

Pittsburgh, Pennsylvania 15258-0001

Proxy Statement

March 11, 2005

The Board of Directors of Mellon Financial Corporation (the “Corporation”) is soliciting proxies for the Corporation’s Annual Meeting of Shareholders scheduled to be held on Tuesday, April 19, 2005. Proxies are being solicited from holders of the Corporation’s common stock, par value $0.50 per share (the “Common Stock”). Holders of Common Stock are entitled to one vote for each share held and are not entitled to cumulative voting.

Shareholders may vote either by returning the enclosed proxy form or through the Internet or by telephone. Registered holders with addresses outside the United States may not be able to vote by telephone. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m. on April 18, 2005. The Internet and telephone voting procedures are described on the enclosed proxy form and are designed to authenticate shareholders by use of a control number and to allow shareholders to confirm that their instructions have been properly recorded.

Whether shares are voted by proxy form, through the Internet or by telephone, shares will be voted as directed. If a shareholder signs and returns a proxy form or votes by the Internet without providing voting directions, the shareholder’s shares will be voted at the annual meeting in accordance with the recommendations of the Board of Directors as follows: Proxy Item 1—FOR the election as directors of the nominees of the Board of Directors set forth below; and Proxy Item 2—FOR ratification of the appointment of KPMG LLP as independent public accountants of the Corporation for the year 2005. If a shareholder votes by telephone, the shareholder must provide voting directions as to each Proxy Item. Regardless of the method of voting, a shareholder may revoke a proxy before it is voted at the meeting by completing and returning a proxy form with a later date, by voting by telephone or on the Internet at a later date and prior to the close of the telephone or Internet voting facilities, by writing to the Secretary of the Corporation and stating that the shareholder is revoking an earlier proxy or by voting in person at the meeting. If a shareholder votes more than once, the latest vote will be counted.

Unless a shareholder otherwise directs, the persons appointed proxies to vote at the annual meeting may vote or act in accordance with their judgment on any other matters properly presented for action at the meeting and at any adjournment of such meeting.

The close of business on Friday, February 11, 2005, was set by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournment of that meeting. As of that date, the Corporation had outstanding 423,767,446 shares of Common Stock. The Corporation’s transfer agent holds in confidence proxies, ballots and voting tabulations that identify individual holders of Common Stock. Individual votes will not be disclosed to the Corporation by the transfer agent except as may be necessary to meet legal requirements, in the case of a contested proxy solicitation or as may be requested by the particular shareholder. The distribution of these proxy materials, consisting of the Notice of Annual Meeting, the Proxy Statement and the proxy form, together with the Corporation’s 2004 Annual Report (consisting of the 2004 Summary Annual Report and 2004 Financial Annual Report), is expected to commence on or about March 11, 2005. For a free copy of the Corporation’s Annual Report on Form 10-K for 2004, including financial statements and any financial statement schedules, please send a written request by e-mail to mellon_10-K/8-K@mellon.com or by mail to Carl Krasik, Secretary of the Corporation, One Mellon Center, Room 4826, Pittsburgh, PA 15258-0001.

ELECTION OF DIRECTORS (Proxy Item 1)

The By-Laws of the Corporation provide that the directors will serve in three classes, as nearly equal in number as possible, with each class of directors serving a staggered, three-year term of office. At each annual meeting of shareholders, a class consisting of approximately one-third of the Corporation’s directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors have been duly elected and qualified. The By-Laws also provide that the Corporation’s Board of Directors shall consist of such number of directors as shall be fixed from time to time by a majority vote of the full Board of Directors. The Board of Directors has fixed the number of directors at 15, effective with the 2005 Annual Meeting of Shareholders, and has nominated five directors for election at this Annual Meeting. Ruth E. Bruch, Steven G. Elliott, Edmund F. Kelly, Robert Mehrabian and Wesley W. von Schack, all of whom are currently serving as directors of the Corporation, are nominated to the class of directors whose terms end in 2008.

Edward J. McAniff, currently serving in the class of directors whose terms expire in 2005 and as a member of the Community Responsibility Committee and the Risk Committee has announced his intention to retire from the Board of Directors effective with the 2005 Annual Meeting of Shareholders. The retirement of Mr. McAniff is in accordance with the terms of the Corporation’s Board Policies, which provide that a director is expected to retire from the Board effective as of the date of the Annual Meeting of Shareholders after he or she has attained the age of 70. See page 10 for additional information regarding the Board Policies.

Any vacancies in the Board of Directors resulting from death, retirement, resignation, disqualification, removal from office or other cause, as well as any vacancy resulting from an increase in the number of directors that occurs between annual meetings of shareholders, will be filled by a majority vote of the remaining directors then in office. Directors so chosen to fill vacancies will hold office until the expiration of the term of the class to which they have been elected.

If one or more of the nominees is unable or unwilling to serve as a director, the persons named as proxies will vote for the election of such substitute nominee, if any, as shall be named by the Corporate Governance and Nominating Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, as each of the nominees has expressed a willingness to serve if elected.

The Corporation’s Board Policies provide that directors are expected to attend annual meetings of shareholders. Fifteen of the then-serving sixteen directors attended the 2004 annual meeting of shareholders.

Biographical Summaries of Nominees and Directors

Information regarding the nominees for election at this year’s annual meeting, as well as information regarding the continuing directors whose terms expire in 2006 and 2007, is set forth below. The shareholders at the Corporation’s 2002 annual meeting of shareholders previously elected each of the nominees except for Ms. Bruch and Mr. Kelly. The Board of Directors elected Ms. Bruch a director effective June 1, 2003 and Mr. Kelly a director effective June 1, 2004.

NOMINEES FOR DIRECTOR—TERM EXPIRES 2008

Ruth E. Bruch                                    Director Since 2003                               Age 51

Senior Vice President and Chief Information Officer, Lucent Technologies Inc. (communications networking solutions) (2002). From 2000 to 2002, Ms. Bruch served as Vice President and Chief Information Officer of Visteon Corporation (auto industry supplies). From 1999 to 2000, Ms. Bruch served as President and Chief Operating Officer of ZoneTrader.com (implementation of web-based asset management programs). She serves on the Corporation’s Community Responsibility Committee and Technology Committee.

Steven G. Elliott                                 Director Since 2001                             Age 58

Senior Vice Chairman of the Corporation and of Mellon Bank, N.A. (“Mellon Bank”) (2001). From 1999-2001, Mr. Elliott served as Senior Vice Chairman and Chief Financial Officer of the Corporation and Mellon Bank. Mr. Elliott serves on the Corporation’s Executive Committee.

Edmund F. Kelly                                Director Since 2004                             Age 59

Chairman, President and Chief Executive Officer, Liberty Mutual Group (2000) (multi-line insurance company). From 1998 to 2000, Mr. Kelly served as Chief Executive Officer, President and Chief Operating Officer of Liberty Mutual.

Robert Mehrabian                              Director Since 1994                             Age 63

Chairman, President and Chief Executive Officer, Teledyne Technologies Incorporated (advanced industrial technologies) (1999). Dr. Mehrabian is also a director of PPG Industries, Inc. He serves on the Corporation’s Executive Committee, Audit Committee, Human Resources Committee (Vice Chair) and Technology Committee (Chair).

Wesley W. von Schack                       Director Since 1989                             Age 60

Chairman, President and Chief Executive Officer, Energy East Corporation (energy services company). Mr. von Schack is also a director of Energy East Corporation and Associated Electric and Gas Insurance Services Limited. He serves on the Corporation’s Executive Committee, Human Resources Committee (Chair), Corporate Governance and Nominating Committee (Vice Chair) and Technology Committee.

DIRECTORS—TERM EXPIRES 2006

Paul L. Cejas                                         Director Since 2004                            Age 62

Chairman and Chief Executive Officer, PLC Investments, Inc. (investments) (2001). From 1998 to 2001, Mr. Cejas served as the United States Ambassador to Belgium. Mr. Cejas is also a director of Ivax Corporation.

Seward Prosser Mellon                      Director Since 1972                            Age 62

President and Chief Executive Officer, Richard K. Mellon and Sons (investments), and President and Trustee, Richard King Mellon Foundation (philanthropy).

Mark A. Nordenberg                          Director Since 1998                             Age 56

Chancellor, University of Pittsburgh (major public research university). He serves on the Corporation’s Executive Committee, Community Responsibility Committee (Chair) and Corporate Governance and Nominating Committee.

James F. Orr, III                                 Director Since 2003                            Age 62

Chairman of the Board of the Rockefeller Foundation (philanthropy) (2000). From May, 2000 to December, 2001, Mr. Orr served as President and Chief Executive Officer of United Asset Management Corporation (investment management). Mr. Orr is also a director of Nashua Corporation and The Stride Rite Corporation. He serves on the Corporation’s Executive Committee, Corporate Governance and Nominating Committee (Chair) and Risk Committee.

William E. Strickland, Jr.                  Director Since 2001                            Age 57

President and Chief Executive Officer, Manchester Bidwell Corporation (education of inner-city youth and economically disadvantaged individuals). He serves on the Corporation’s Community Responsibility Committee and Risk Committee.

DIRECTORS—TERM EXPIRES 2007

Jared L. Cohon                                   Director Since 1998                             Age 57

President, Carnegie Mellon University (private coeducational research university). Dr. Cohon is also a director of American Standard Companies Inc. He serves on the Corporation’s Audit Committee and Corporate Governance and Nominating Committee.

Ira J. Gumberg                                    Director Since 1989                             Age 51

President, Chief Executive Officer and director, J.J. Gumberg Co. (real estate development and acquisition). Mr. Gumberg is also a director of
Jo-Ann Stores, Inc. He serves on the Corporation’s Executive Committee, Audit Committee (Chair) and Risk Committee (Vice Chair).

Martin G. McGuinn                           Director Since 1998                             Age 62

Chairman and Chief Executive Officer of the Corporation (1999), Chairman and Chief Executive Officer of Mellon Bank (1998) and President of Mellon Bank (2001). He serves as Chair of the Corporation’s Executive Committee. Mr. McGuinn is also a director of the Shinsei Bank, Limited.

David S. Shapira                                  Director Since 1986                            Age 63

Chairman, Chief Executive Officer and director, Giant Eagle, Inc. (retail grocery store chain). Mr. Shapira is also a director of Equitable Resources, Inc. He serves on the Corporation’s Executive Committee, Audit Committee (Vice Chair), Risk Committee (Chair) and Technology Committee.

John P. Surma                                    Director Since 2004                          Age 50

President, Chief Executive Officer and director, United States Steel Corporation (steel manufacturing) (2004). From 2003 to 2004, Mr. Surma was President and Chief Operating Officer of United States Steel Corporation. From 2002 to 2003, Mr. Surma was Vice Chairman and Chief Financial Officer of United States Steel Corporation. From September, 2001 to 2002, Mr. Surma was Assistant to the Chairman of USX Corporation (steel manufacturing and oil and gas). From January, 2001 to September, 2001, Mr. Surma was President of Marathon Ashland Petroleum LLC (oil and gas). In 2000, Mr. Surma was Senior Vice President of Marathon Ashland Petroleum LLC. From 1998 to 2000, Mr. Surma was President of Speedway Super America LLC (gasoline/convenience stores). Mr. Surma is also a director of Calgon Carbon Corporation. He serves on the Corporation’s Audit Committee and Human Resources Committee.

Action by Shareholders

The five nominees receiving the highest numbers of votes cast at the annual meeting by all holders of shares of Common Stock will be elected as directors for the terms expiring in 2008. A vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining the presence of a quorum.

With respect to the election of directors (Proxy Item 1), the Board of Directors recommends a vote FOR the election of all nominees.

THE BOARD AND ITS COMMITTEES; DIRECTORS’ COMPENSATION; ADVISORY BOARD

The Board of Directors held 11 regular meetings and one special meeting during 2004. Each incumbent director attended at least 75 percent of the aggregate number of meetings of the Board and of the committees of which he or she was a member during the period served in 2004. With the exception of the

Executive Committee, all Board committees are composed solely of independent directors. The Charters of all Board committees, including the Audit, the Corporate Governance and Nominating and the Human Resources Committees, are available at the Corporation’s website at www.mellon.com/governance/committees.html. Print copies may be obtained by making a written request to the Secretary of the Corporation at Room 4826, One Mellon Center, Pittsburgh, PA, 15258-0001.

The committees of the Board of Directors and a general description of their respective duties follow:

Executive Committee

The Executive Committee has the power and authority of the Board of Directors between meetings of the Board. The Executive Committee did not meet in 2004.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities in respect of (i) the integrity of the Corporation’s financial reporting process and systems of internal controls regarding finance and accounting, (ii) the integrity of the Corporation’s financial statements, (iii) the qualifications, independence and performance of the Corporation’s independent auditors and internal auditors and (iv) compliance with legal and regulatory requirements. All members of the Audit Committee are independent under the standards established by the New York Stock Exchange. The Audit Committee provides an avenue of communication among the independent auditors, management, the internal auditors and the Board of Directors. The Head of the Corporation’s Audit and Risk Review Department meets with the Committee at each meeting of the Committee, and the Corporation’s independent public accountants meet with the Committee at least quarterly, with and without representatives of management present, to review accounting, auditing and financial reporting matters, including the review of audit plans. The Committee is also responsible for reviewing significant reports from regulatory authorities that relate to its purpose. The Corporation’s independent public accountants are appointed by the Audit Committee and ratified by the shareholders. The Audit Committee met 11 times during 2004. See “Audit Committee Report” on pages 31 and 32. The Audit Committee also serves as the Audit Committee for Mellon 1st Business Bank, National Association and Mellon Trust of New England, National Association, and the members of the Audit Committee are also the members of the Mellon Bank Audit Committee.

Effective January 1, 2003, certain responsibilities previously discharged by the Audit Committee were assumed by the Risk Committee (described on page 8).

Corporate Governance and Nominating Committee

All members of the Committee are independent under the standards for independence established by the New York Stock Exchange. It is the responsibility of the Corporate Governance and Nominating Committee to review and make recommendations to the Board with respect to the corporate governance policies and practices of the Corporation and to develop and recommend to the Board a set of corporate governance principles applicable to the Corporation. The Committee will periodically review, develop and recommend Board Policies to the Board which represent the corporate governance principles of the Corporation, including the compensation of directors who are not employees of the Corporation or its subsidiaries, and the responsibilities of the committees of the Boards of the Corporation and Mellon Bank. The Corporate Governance and Nominating Committee also recommends to the Corporation’s Board and to the Boards of its various significant subsidiaries such as Mellon Bank, Mellon United National Bank, Mellon 1st Business Bank, National Association, Mellon Trust of New England, National Association (collectively the “Banks”), The Boston Company and The Dreyfus Corporation, candidates for nomination for election as directors of the Corporation and of those respective entities. The Committee also recommends appointments of directors as members of committees of the Boards of the Corporation and Mellon Bank.

The Committee considers nominees recommended by shareholders for election as directors of the Corporation. To make such a recommendation, a shareholder should submit in writing the name, address and qualifications of the proposed nominee to the Secretary of the Corporation, One Mellon Center, Room 4826, Pittsburgh, Pennsylvania 15258-0001. In addition, Article 2, Section 4 of the

Corporation’s By-Laws sets forth specific procedures that, if followed, enable any shareholder entitled to vote in the election of directors to make nominations directly at a meeting of shareholders. Those procedures include a requirement for written notice to the Corporation at least 90 days prior to the anniversary date of the previous year’s annual meeting of shareholders. For the Corporation’s annual meeting to be held in 2006, the notice deadline under the By-Law will be January 19, 2006.

The Committee also has oversight responsibility for the self-evaluation process of the Corporation’s Board and Committees, the orientation of new Board members and the continuing education of Directors. The Committee has sole authority to retain any search firm to be used to identify director candidates, including approval of fees and other retention terms. See “Corporate Governance and Nominating Committee Report” beginning on page 29. The Committee met three times during 2004.

Human Resources Committee

The Human Resources Committee establishes the compensation and benefits of the Chairman and Chief Executive Officer, the Senior Vice Chairman and such other senior officers of the Corporation and its subsidiaries as it decides. All members of the Human Resources Committee are independent under the standards established by the New York Stock Exchange. The Committee also reviews programs to facilitate the selection and development of key managers and receives reports regarding the operation and administration of the Corporation’s employee benefit plans. The Committee administers the Corporation’s Profit Bonus Plan and Long-Term Profit Incentive Plan, including the making of awards thereunder. The Committee is responsible for conducting a formal, written evaluation of the performance of the Chief Executive Officer annually and reviewing a succession plan for the Chief Executive Officer and other senior officers. See “Compensation Committee Report” beginning on page 26. The Human Resources Committee met eight times during 2004.

Community Responsibility Committee

The Community Responsibility Committee assists the Board of Directors in fulfilling its oversight responsibilities in respect of the Corporation’s policy concerning overall compliance with the Community Reinvestment Act (“CRA”) and Fair Lending activities. In addition, the Committee has specific responsibilities for reviewing the Corporation’s overall policy and goals concerning CRA and Fair Lending activities, reviewing the Corporation’s and each Bank’s compliance with CRA and Fair Lending laws and reviewing CRA-related community relationships. The Committee reviews the examination reports of the Corporation and the Banks by regulatory authorities concerning CRA and Fair Lending compliance and renders a report to the Board with respect to these matters. The Community Responsibility Committee met one time during 2004.

Risk Committee

The Risk Committee was formed effective January 1, 2003 to assist the Board of Directors in fulfilling its oversight responsibilities in respect of: (i) the risks inherent in the Corporation’s businesses and the control processes with respect to such risks; (ii) the risk profile of the Corporation; (iii) the Corporation’s risk management, compliance and control activities; and (iv) compliance with legal and regulatory requirements and the integrity of the Corporation’s systems of operational controls regarding such compliance.

The Committee is also responsible for reviewing significant reports from regulatory agencies relating to risk and compliance issues. In consultation with management, the independent auditors and the internal auditors, it is the Committee’s responsibility to review significant financial and other risk exposures and the steps management has taken to monitor, control and report such exposures, including, without limitation, review of credit, market, fiduciary, liquidity, reputation, operational and strategic risks. The Risk Committee met four times in 2004.

Technology Committee

The Technology Committee assists the Board of Directors in fulfilling its oversight responsibilities in respect of the overall role of technology and its use throughout the Corporation. It advises and assists management in the formulation and implementation of operating and strategic plans designed to take full advantage of existing and emerging technology. It monitors the performance of technology throughout the Corporation and its contribution towards the Corporation’s business and strategic objectives. The Technology Committee met four times during 2004.

Directors’ Compensation

Each director of the Corporation who does not receive a salary from the Corporation or one of its subsidiaries currently receives a monthly retainer of $2,916.67 (proposed to be increased to $3,750 effective April 19, 2005) and, in addition, a fee of $1,400 (proposed to be increased to $1,500 effective April 19, 2005) for each meeting at which such director renders services to the Corporation, including meetings of shareholders, the Board of Directors or any committee of the Board on which he or she serves, and separate meetings (if any) with senior management of the Corporation at which services are rendered. Also, this meeting fee is payable for each day’s attendance by a director at a continuing education program. Directors attending such a program are also reimbursed for tuition fees and out-of-pocket expenses. There is an orientation fee of $500 per meeting payable for attendance at orientation meetings to a director in his or her first term or to a director who has assumed new responsibilities. In addition, the Audit Committee Chair receives an annual retainer of $7,500 and the director who serves as a Committee Chair of each other committee receives an annual retainer of $6,000 (proposed to be increased to $12,500 for the Chairs of the Audit Committee and the Human Resources Committee and $10,000 for the Chairs of each other Committee, effective April 19, 2005). The Corporation reimburses directors for their out-of-pocket expenses incident to their service on the Board and also reimburses the expenses of their spouses incurred in connection with spouses’ attendance at the annual Board of Directors off-site meeting and the annual meeting of shareholders. The directors also serve as the Board of Directors of Mellon Bank and are paid a fee of $700 for attending meetings of that Board on a day when the Corporation’s Board of Directors does not meet.

Non-employee directors may defer all or a portion of their fees pursuant to the terms of the Corporation’s 1990 Elective Deferred Compensation Plan for Directors and Members of the Advisory Board (the “Directors Deferred Compensation Plan”). Deferred compensation accrues interest at a rate based on the 120-month rolling average rates on 10-year Treasury Notes, plus a premium based on years of service, subject to a floor of 7.5% for periods from and after January 2002. The maximum rate in 2004 for a director with 7 or more years of service was 10.13%. Directors may also invest their future deferrals to match the return on certain variable return funds.

The proposed increases in director compensation for the 2005-06 Board Year described above are based, in part, on the results of a director compensation survey conducted by a human resources consulting firm retained by the Corporate Governance and Nominating Committee. This firm is not regularly utilized by the Corporation.

Non-employee directors receive stock option grants under the Corporation’s Stock Option Plan for Outside Directors (2001), under which options to purchase 3,300 shares of Common Stock are granted to non-employee directors each year on the third business day following the Corporation’s annual meeting of shareholders. All options have a term of 10 years from the regular grant date, become fully exercisable one year from the regular grant date, and have an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the grant date. Non-employee directors (if any) elected between annual meetings receive an option grant covering a prorated number of shares and with an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the grant date but with all other terms identical to those options granted under the Plan on the regular grant date. If the director’s service ceases for any reason other than death, disability or completion of term of service, options that have not become exercisable are forfeited. In the event of a change in control of the Corporation, as defined, all unvested option grants under the Plan would become immediately exercisable. Options that have become exercisable remain exercisable throughout their 10-year term, regardless of whether the optionee is a director at the time of exercise. In April 2004, each non-employee director other than Mr. Cejas and Mr. Kelly was granted an option covering 3,300 shares of Common Stock at an exercise price of $31.18 per share. In June, 2004, Mr. Cejas and Mr. Kelly were each granted an option covering 2,920 shares of Common Stock at an exercise price of $29.18 per share.

As part of its overall program to promote charitable giving, the Corporation has established a Directors’ Charitable Giving Program that is informally funded by Corporation-owned life insurance policies on the directors. Under the program, upon a director’s death the Corporation will donate up to an aggregate of $250,000 over a 10-year period to one or more qualifying charitable organizations designated by the director. A director must have served on the Board for three years to be eligible to participate. The program is not expected to result in any material cost to the Corporation.

As a further part of its overall program to promote charitable giving, the Corporation has established a Directors’ Charitable Matching Gift Program. Under this Program, the Corporation will match on a 1 to 1 basis donations by non-employee directors to qualifying charitable organizations up to a maximum of $5,000 per director per calendar year.

Advisory Board

The Corporation’s Advisory Board provides general policy advice and assistance on various business matters to the Board and management of the Corporation. Advisory Board members may participate in meetings and other activities of the Board of Directors and Committees of the Board but are not entitled to vote or take part in any formal action by the Board or Committees of the Board. In 1999, the Board of Directors revised the Corporation’s Board Policies to express an intention to phase out the Advisory Board over time. Under revised Board Policies, any person (1) who had reached age 65 at December 31, 1999 but who has not reached age 72 at the time of his or her election to the Advisory Board and (2) who has served on the Corporation’s Board of Directors is eligible for election or reelection by the Board of Directors to the Advisory Board. In lieu of service on the Advisory Board, such eligible persons may elect to receive upon retirement from the Board a lump sum payment equal to the estimated present value of two years of Advisory Board compensation. Advisory Board members receive the same compensation, including option grants, as members of the Board of Directors. The lump sum payment would be made to their Directors Deferred Compensation Plan account or in cash if they do not participate in the Directors Deferred Compensation Plan. In 2004, no persons served on the Advisory Board. Because all persons who are currently eligible to serve on the Advisory Board have elected to receive the lump sum payment, the phasing out of the Advisory Board has occurred.

CORPORATE GOVERNANCE MATTERS

The corporate governance principles and practices of the Corporation are set forth in the Board Policies of the Board of Directors. The Board Policies cover a wide range of subjects such as criteria for the nomination of Directors, procedural matters relating to meetings of the Board, Board Committees, Stock Ownership Guidelines (discussed in footnote 4 on page 13), the Advisory Board, management authority and matters that require Board approval, Committee Charters and the compensation schedule for Directors. The Board Policies are available at the Corporation’s website at www.mellon.com/governance/policies.html. Print copies may be obtained by making a written request to the Secretary of the Corporation at Room 4826, One Mellon Center, Pittsburgh, PA, 15258-0001.

The Board Policies provide that a director is expected to retire from the Board effective as of the date of the Annual Meeting after he or she has attained the age of 70. A director who retires from, or otherwise discontinues his or her active employment or substantially changes his or her position or responsibilities with, the business or other enterprise with which he or she was primarily affiliated at the time of his or her most recent election to the Board is expected to tender his or her resignation as a director at the time such retirement, discontinuance or change becomes effective.

The Board Policies require the Board annually to evaluate its performance, and the Board conducted a self-assessment in December, 2004. Board Policies encourage director attendance at quality continuing education programs, provide for succession planning for the Chief Executive Officer and other senior managers and provide that the Board and any Committee has the ability to retain, at the Corporation’s expense, special legal, accounting or other consultants or experts it deems necessary. The Human Resources Committee has completed and the Board has approved a succession plan for the Chief Executive Officer.

The Board Policies provide that executive sessions of the non-management directors with no members of management present are to be held in January, May and September of each year and chaired by a Committee Chair in rotating alphabetical order by Committee name. At each other Board meeting, directors are offered the opportunity to hold an executive session without any Corporation officer present and chaired by an appropriate Committee Chair. In 2004, six executive sessions of the non-management directors were held. Executive sessions of the Audit Committee, Risk Committee and Human Resources Committee are held following each meeting of those Committees.

New Board members have an orientation program consisting of in-depth meetings with each of the Chief Financial Officer and the Secretary and any additional meetings with senior officers that the director may request.

In February 2004, the Board determined that Ira J. Gumberg, Chair of the Audit Committee and an independent director, is an audit committee financial expert and, in April, 2004 the Board determined that John P. Surma, a member of the Audit Committee and an independent director, is an audit committee financial expert, in each case within the meaning of rules of the Securities and Exchange Commission.

The Corporation has adopted a Code of Ethics for Members of the Board of Directors, a Code of Ethics for Senior Financial Officers and an Employee Code of Conduct, each of which is available at the Corporation’s website at www.mellon.com/governance/ethics.html. Print copies may be obtained by making a written request to the Secretary of the Corporation at Room 4826, One Mellon Center, Pittsburgh, PA, 15258-0001.

BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors and executive officers of the Corporation and their associates were customers of and had transactions with one or more of the Banks or other subsidiaries of the Corporation in the ordinary course of business during 2004. Similar transactions may be expected to take place in the future. Loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility, nor did they present other unfavorable features. The Banks and other subsidiaries, in the ordinary course of business, also engage in purchases and sales of government and municipal securities and in other banking, investment management, brokerage, mutual fund, money market, interest rate risk and foreign exchange transactions with certain directors and executive officers of the Corporation and their associates. In addition, the Banks and other subsidiaries act as transfer agent for and as fiduciaries, custodians or recordkeepers under various employee benefit plans of and as investment managers and providers of cash management and securities lending services to certain customers, officers of which are directors of the Corporation and of Mellon Bank.

During 2004, the purchase of goods and services, or the lease of property, by the Corporation, the Banks or other subsidiaries of the Corporation in the ordinary course of business included transactions with various director-related companies. The amounts involved in these transactions were in no case material in relation to the business of the Corporation. It is also believed that the amounts involved in such transactions, as well as the transactions themselves, were not material in relation to the business of any such director-related company and that no director had a material interest in any such transaction.

DIRECTOR INDEPENDENCE

The Board of Directors has determined that each director, other than Mr. McGuinn and Mr. Elliott, who are officers of the Corporation, has no material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation) and is therefore an independent director. In reaching these determinations, the Board reviewed the following categorical standards, the corporate governance rules of the New York Stock Exchange and the individual circumstances of each director and determined that Ms. Bruch, Mr. Cejas, Dr. Cohon, Mr. Gumberg, Mr. Kelly, Mr. McAniff, Dr. Mehrabian, Mr. Mellon, Mr. Nordenberg, Mr. Orr, Mr. Shapira, Mr. Surma, Mr. Strickland and Mr. von Schack satisfied each standard.

The categorical standards adopted and applied by the Board consist of the following:

(1)    If the director is a senior officer or significant stockholder, partner or member of an organization that had a relationship or transaction in 2004 or through February, 2005 with the Corporation or any of its subsidiaries, such relationship or transaction must have been on substantially the same terms (including, if applicable, interest rates and collateral) as those prevailing at the time for comparable transactions by the Corporation or any of its subsidiaries with other persons without such a director. If the transaction involved an extension of credit, the Corporation or its subsidiary shall have followed credit underwriting procedures that were not less stringent than those prevailing at the time for comparable transactions by the Corporation or its subsidiary with other persons without such a director and the extension of credit currently does not involve more than the normal risk of repayment or present other unfavorable features.

(2)    The director may not be an executive officer, employee or significant stockholder, partner or member of an organization, or have an immediate family member who is an executive officer of an organization, that made payments to, or received payments from the Corporation or any of its subsidiaries for property or services during any of the most recently completed three fiscal years of the organization and either (i) the consolidated gross revenues received by the Corporation and its subsidiaries from such relationship during any such year exceeded 2% of the consolidated gross revenues of the Corporation and its subsidiaries for such year or (ii) the consolidated gross revenues received by the other organization from the Corporation and its subsidiaries in any such year exceeded the greater of $1 million or 2% of its consolidated gross revenues for that fiscal year or (iii) such payments made by such other organization to the Corporation and its subsidiaries in any such year exceeded the greater of $1 million or 2% of the consolidated gross revenues of such other organization for that fiscal year.

(3)    The director may not be, or within the past three years have been, employed by the Corporation or any of its subsidiaries.

(4)    The director, or an immediate family member of the director, may not be directly receiving, or within any twelve-month period in the past three years may not have directly received, fees or other payments from the Corporation or any of its subsidiaries in excess of $100,000, except in his or her capacity as a director and except compensation received by an immediate family member for service as an employee of the Corporation or any of its subsidiaries (other than an executive officer).

(5)    An immediate family member of the director may not currently serve, or within the past three years have served, as an executive officer of the Corporation.

(6)    The director may not be a sponsor or organizer of, or have a 2% or greater interest in, an investment vehicle where the Corporation (i) was the initial investor, (ii) is the largest investor or (iii) has investments exceeding 2% of the aggregate investments.

(7)    The director may not be an executive officer of a charitable organization where the Corporation’s discretionary contributions to the organization during any of the most recently completed three fiscal years of the organization exceeded the greater of $1 million or 2% of the organization’s consolidated gross revenues for that fiscal year.

(8)    The director may not be a partner, member or hold a similar position in an accounting firm, law firm, consultant or other professional services firm and either (i) the director directly performed services for the Corporation or any of its subsidiaries in 2004, or (ii) the payments made by the Corporation and its subsidiaries to such firm exceeded 2% of the firm’s revenues for its most recent fiscal year.

(9)    The director (i) may not be, or have an immediate family member that is, a current partner of a firm that is the Corporation’s internal or external auditor; (ii) may not be a current employee of such a firm; (iii) may not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice or (iv) may not have been, or have an immediate family member that has been, within the last three years (but is no longer), a partner or employee of such a firm, if such director or immediate family member previously worked on the Corporation’s audit within that time.

(10)    The director or a member of the director’s immediate family may not be, or have been in the past three years, employed as an executive officer of another company where any of the Corporation’s present executives serve, or served within the past three years, on such other company’s compensation committee.

For purposes of these standards, a significant stockholder, partner or member will normally be considered a general partner or a stockholder, limited partner or member owning more than 5% of the voting or equity interests.

BENEFICIAL OWNERSHIP OF STOCK

Directors, Nominees and Executive Officers

The following table sets forth, as of February 11, 2005, the amount of the Corporation’s Common Stock beneficially owned by each incumbent director, each nominee and each executive officer named in the Summary Compensation Table appearing on page 16 and by all incumbent directors, nominees and executive officers of the Corporation as a group. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name	Common Stock Owned Beneficially (1)(2)(3)(4)

Ruth E. Bruch	3,903
Stephen E. Canter	464,938
Paul L. Cejas	10,000
Jared L. Cohon	20,471
Steven G. Elliott	1,854,314
Ira J. Gumberg	196,162
Edmund F. Kelly	2,000
David F. Lamere	273,707	(5)
Edward J. McAniff	55,672
Martin G. McGuinn	2,113,764	(5)
Robert Mehrabian	42,212
Seward Prosser Mellon	358,256
Mark A. Nordenberg	18,956
Ronald P. O’Hanley	345,148	(5)
James F. Orr, III	23,300
David S. Shapira	113,780
William E. Strickland	9,601
John P. Surma	1,979
Wesley W. von Schack	118,184	(5)
Directors, Nominees and Executive Officers as a group (28 persons)	7,663,784

(1)	On February 11, 2005, none of the individuals named in the above table beneficially owned more than 1% of the Corporation’s outstanding shares of Common Stock. On that date, all the directors, nominees and executive officers as a group owned beneficially approximately 1.8% of the Corporation’s outstanding Common Stock.

(2)	The amounts shown include the following amounts of Common Stock which the indicated individuals and group have the right to acquire within 60 days of February 11, 2005, through the exercise of stock options granted pursuant to the Corporation’s stock option plans: Ms. Bruch, 2,882; Mr. Canter, 107,208; Mr. Cejas, -0-; Dr. Cohon, 18,756; Mr. Elliott, 634,283; Mr. Gumberg, 15,900; Mr. Kelly, -0-; Mr. Lamere, 89,744; Mr. McAniff, 28,112; Mr. McGuinn, 922,937; Dr. Mehrabian, 36,212; Mr. Mellon, 44,312; Mr. Nordenberg, 18,756; Mr. O’Hanley, 75,920; Mr. Orr, 3,300; Mr. Shapira, 44,312; Mr. Strickland, 9,494; Mr. Surma, 979; Mr. von Schack, 38,312; and all directors, nominees and executive officers as a group, 2,855,747 shares.

(3)	On February 11, 2005, an aggregate of 942,317 shares of Common Stock were held by Wachovia Bank, N.A., as Trustee of the Mellon Financial Corporation Deferred Share Award Trusts. These shares are voted by the Trustee as directed on a per capita basis by the seven beneficiaries of the Trusts, including Mr. Elliott, Mr. O’Hanley and three other executive officers who are included, and two retired executive officers who are not included, in the totals for the above table. On February 11, 2005, the following individuals and group held the following numbers of deferred share awards representing an economic interest in an equivalent number of shares of Common Stock held by the Trusts (which shares are included in the total for such individuals and group in the above table): Mr. Elliott, 638,611 shares; Mr. O’Hanley, 73,723 shares; and all directors, nominees and executive officers as a group, 852,129 shares.

(4)	Effective January 1, 2003, the Corporation implemented Stock Ownership Guidelines which apply to approximately 22 members of senior management (including the named executive officers) and

(footnotes continued on next page)

the Board of Directors. For the named executive officers, the Guideline is a number of shares equal to 25 (for Messrs. McGuinn and Elliott) or 10 (for Messrs. Canter, O’Hanley and Lamere) times the executive’s base salary for 2002, divided by the average price of Common Stock for the one-year period immediately prior to the adoption of the Guidelines. Each named executive officer has already achieved his Guideline amount. Other senior officers are required to achieve the ownership Guideline within five years of becoming subject to the Guidelines. Until the Guideline is achieved, executives will be required to retain 75% of the net shares delivered through the Corporation’s Executive Compensation Programs, subject to exclusions permitting shares to be sold for certain defined purposes. The existence of such exclusions does not affect the requirement that an executive must meet the applicable Guideline within the five-year period. The Executive Stock Ownership Guidelines are available at the Corporation’s website at www.mellon.com/governance/stockownership.html. The Stock Ownership Guidelines for directors, also effective January 1, 2003, provide that each director who is not an employee of the Corporation or any subsidiary shall hold for as long as he or she remains a director at least 75% of the net shares acquired upon the exercise of director stock options, subject to exclusions permitting shares to be sold for certain defined purposes including (i) payment of the exercise price of the option and related taxes, (ii) payment of education expenses, (iii) purchase of a primary residence, (iv) making of charitable gifts and (v) as part of an estate planning process if the estate planning purpose is approved by the Corporate Governance and Nominating Committee.

(5)	Includes the following shares held by the director’s spouse, as to which the director disclaims beneficial ownership: Mr. McGuinn, 32,497 shares; Mr. Lamere, 60,080 shares; and Mr. von Schack, 1,272 shares. Also includes 24 shares held by Mr. McGuinn’s son, as to which Mr. McGuinn disclaims beneficial ownership and 223 shares held by Mr. O’Hanley’s son, as to which Mr. O’Hanley disclaims beneficial ownership.

Principal Shareholders

The following table sets forth, as of December 31, 2004, the beneficial ownership of the person known to the Corporation to beneficially own more than 5% of the outstanding shares of the Corporation’s Common Stock.

Name	Address	Common Stock Owned Beneficially	Percent of Class
Lord, Abbett & Co. LLC(1)	90 Hudson Street Jersey City, NJ 07302	22,924,224	5.41%

(1)	According to the Schedule 13G filed under the Securities Exchange Act of 1934 by Lord, Abbett & Co. LLC (“Lord Abbett”) on February 14, 2005, 22,924,224 shares are beneficially owned by Lord Abbett. The information set forth above is as reported by Lord Abbett in its Schedule 13G.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on the Corporation’s Common Stock, based on the market price of the Common Stock and assuming the reinvestment of dividends at quarter-end, with the cumulative total return of companies on the KBW 50 Index and the Standard & Poor’s 500 Stock Index. The KBW 50 Index, available from Keefe, Bruyette & Woods, Inc., is a market-capitalization-weighted bank-stock index made up of 50 of the nation’s most important banking companies including all money-center and most major regional banks. The Corporation is included in the KBW 50 Index.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

Among S&P 500 Index, KBW 50 Index and Mellon Financial Corporation

	December 31,
	1999	2000	2001	2002	2003	2004
Mellon Financial Corporation	100	147.6	115.3	81.4	102.2	101.3
KBW 50 Index	100	120.1	115.1	107.0	143.4	157.8
S&P 500 Index	100	90.9	80.1	62.5	80.4	89.1

*	Assumes that the value of the investment in the Corporation’s Common Stock and each index was $100 on December 31, 1999 and that all dividends were reinvested.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation for the past three years of each of the Corporation’s five most highly compensated officers, including the chief executive officer (the “named executive officers”).

	Annual Compensation					Long-Term Compensation
						Awards				Payouts	All Other Compensation ($)(7)
Name and Principal Position	Year	Salary($)	Bonus($)(1)		Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(1)(3)(4)(5)		Securities Underlying Options		LTIP Payouts ($)(6)
MARTIN G. MCGUINN	2004	933,333	1,444,000		9,811	5,400,022		249,351		-0-	540,280
Chairman and Chief	2003	900,000	1,125,000		6,472	6,970,256		344,650		-0-	259,203
Executive Officer	2002	900,000	1,200,000		21,766	7,000,918		329,853		-0-	331,602

STEVEN G. ELLIOTT	2004	660,000	1,055,000		14,101	3,150,008		145,455		-0-	570,615
Senior Vice Chairman	2003	660,000	550,000	(7)	17,025	4,937,818	(8)	225,350		-0-	280,938
	2002	660,000	588,000	(7)	16,009	4,985,135	(8)	219,481		-0-	274,599

RONALD P. O’HANLEY	2004	525,000	2,000,000		1,613	1,026,726		25,940		110,869	217,116
Vice Chairman	2003	525,000	900,000		1,290	1,403,206		23,217	(9)	-0-	87,941
	2002	500,000	787,500		1,796	433,143		17,872	(9)	-0-	72,510

STEPHEN E. CANTER	2004	500,000	1,100,000		2,201	1,125,061		28,424		113,906	149,520
Vice Chairman	2003	500,000	750,000		1,881	1,437,985		25,450		-0-	56,312
	2002	450,000	858,750		1,401	463,290		15,839		-0-	42,455

DAVID F. LAMERE	2004	470,000	1,551,000		1,613	466,706		11,791		-0-	112,747
Vice Chairman	2003	400,000	900,000		1,118	843,214		10,720		-0-	37,926
	2002	345,000	637,500		950	266,685		18,248		-0-	31,825

(1)	Bonus awards in 2004 were paid 100% in cash. Bonus awards in 2002 and 2003 were generally payable 75% in cash and 25% in restricted shares of the Common Stock or deferred share awards equivalent to restricted shares. Such 2002 and 2003 restricted stock or deferred share awards are included in the “Restricted Stock Awards” column for such years. In calculating the number of restricted shares or deferred shares awarded in 2002 and 2003 as the non-cash portion of the bonus awards, the value of the non-cash portion of the award was divided by the per share fair market value of the Common Stock on the grant date with the result multiplied by 125% to take into account the financial impact of the restrictions placed on the stock or award. The restrictions generally prevent transfer or sale of the stock or award for a three-year period and subject the shares or award to forfeiture in the event the executive terminates his employment with the Corporation during that three-year period, other than through retirement. Deferred share awards represent the Corporation’s promise to pay the number of shares of Common Stock covered by the award to the executive at a later date elected by the executive. In 2002 and 2003, the executive could elect to take a greater portion of his bonus in restricted stock or deferred share awards, with the number of shares or awards covered by such awards determined as described above. The aggregate market value of all such restricted stock or deferred share awards on the award date is included in Long-Term Compensation under “Restricted Stock Awards”.

(2)	The amounts shown represent reimbursement for certain tax liabilities. None of the named executive officers received perquisites or other personal benefits, securities or property during 2004 that, in the aggregate, cost the Corporation more than $50,000. Perquisites and other personal benefits that were received by the named executive officers were valued on the basis of their incremental cost to the Corporation in accordance with the rules of the Securities and Exchange Commission and are not included in the Summary Compensation Table.

(3)

In 2004 each of the named executives received grants of performance accelerated restricted stock in the following respective share amounts: Mr. McGuinn, 195,158; Mr. Elliott, 113,842; Mr. O’Hanley, 30,676 (including 6,136 shares in the form of deferred share awards); Mr. Canter, 33,614; and Mr. Lamere, 13,944. The shares are restricted against transfer and will only be earned prior to the expiration of seven years from the date of grant if performance goals established by the Human Resources Committee of the Board of Directors are met. The performance goals for Mr. McGuinn and Mr. Elliott require that for years after 2003 both earnings per share and return on common equity targets must be met. If the performance goals for a particular year are met with respect to Mr. McGuinn’s and Mr. Elliott’s performance

(footnotes continued on next page)

accelerated restricted stock, the restrictions against transfer will then lapse as to one-third of the amount granted to each executive. The performance goals for Messrs. O’Hanley, Canter and Lamere are targeted to the performance of the businesses for which each of them is responsible. Either 18.75% or 25% of the shares awarded may be earned in each of the first four years after grant, and all or a portion of the shares not previously earned may be earned four years after grant, if the performance goals established by the Human Resources Committee for such yearly or four-year period are achieved. Messrs. O’Hanley, Canter and Lamere had received in 1999, pursuant to their former employment agreements, grants of performance accelerated restricted stock that were intended to be the only grants of such stock during the three-year period of those agreements. Amounts shown in the “Restricted Stock Awards” column for each of Messrs. O’Hanley, Canter and Lamere for 2002 reflect the restricted stock portion of such executive’s annual bonus. The grants of performance accelerated restricted stock in 2003 and 2004 were pursuant to their current employment agreements which contemplate annual grants.

(4)	Except for deferred share awards, dividends are paid on the awards disclosed in the table at the same rate and at the same time as dividends are paid on all other outstanding shares of the Corporation’s Common Stock. Dividend equivalents are paid on the deferred share awards at the same rate and at the same time as the dividends on the Common Stock, but are withheld by the Corporation until the payout date elected by the executive.

(5)	The number and value of the aggregate restricted stock and vested and unvested deferred share awards of each of the named officers at the end of 2004 were as follows: Mr. McGuinn—843,368/$26,237,178; Mr. Elliott—752,453/$23,408,813; Mr. O’Hanley—224,908/$6,996,888; Mr. Canter—243,696/$7,581,383; Mr. Lamere—109,539/$3,407,758. Value was determined using the Common Stock’s December 31, 2004 closing price of $31.11 per share in the New York Stock Exchange Composite Transactions. See footnote (3) on page 13 for information concerning deferred share awards.

(6)	Long-Term Incentive Plan Payouts, in the form of deferred cash incentive awards, were paid in January and February, 2004 in connection with the exercise of accelerated stock options, including payments to Mr. O’Hanley and Mr. Canter in the amounts of $110,869 and $113,906, respectively. These January and February, 2004 payments are recorded as 2004 LTIP Payouts. To the extent applicable, deferred cash incentive awards paid in 2005 will be recorded as 2005 LTIP Payouts in the Summary Compensation Table in next year’s Proxy Statement.

(7)	Includes for 2004 for Messrs. McGuinn, Elliott, O’Hanley, Canter, and Lamere, respectively, the following compensation amounts: (i) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate at the maximum rate payable under the Corporation’s Elective Deferred Compensation Plan for Senior Officers (the “Deferred Compensation Plan”), $469,384, $502,002, $165,035, $95,834 and $90,302; (ii) matching contributions under the Corporation’s Retirement Savings Plan, a 401(k) plan, $7,995, $7,918, $7,333, $7,995 and $7,282; (iii) cash paid to the executive equal to his imputed income under the Mellon Bank Senior Executive Life Insurance Plan, $4,250, $2,044, $760, $1,703 and $500 and (iv) taxable income allocated from the 2002 co-investment program with Mellon Ventures, $58,651, $58,651, $43,988, $43,988 and $14,663 (discussed below).

With respect to clause (i) above, interest under the Deferred Compensation Plan is accrued at a rate based on the 120-month rolling average rate on 10-year Treasury Notes, subject to a floor of 7.5%, plus a premium based on years of service. Based on their years of service, interest on deferred compensation for each of the named executive officers in 2004 accrued at the maximum rate for 2004 of 10.13%. Total interest accrued (but not currently paid or payable) on deferred compensation for the named executive officers in 2004 was: Mr. McGuinn, $930,953; Mr. Elliott, $995,645; Mr. O’Hanley, $327,321; Mr. Canter, $190,073; and Mr. Lamere, $179,100. These amounts are provided for informational purposes only—only the portion of such amounts shown in clause (i) above is included in the Summary Compensation Table.

Due to uncertainty regarding the treatment of premium payments on split dollar life insurance contracts under the Sarbanes-Oxley Act of 2002 (“SOA”), the Corporation suspended making further premium payments on such policies for its executive officers after the passage of the SOA. Mr. McGuinn and Mr. Elliott participated in 2004 in a co-investment program with Mellon

(footnotes continued on next page)

Ventures, the Corporation’s venture capital group. Under this program, in January, 2004 Mr. McGuinn personally committed to invest $75,000 and Mr. Elliott personally committed to invest $37,500 in a newly formed limited partnership. Mr. McGuinn and Mr. Elliott each funded one-half of his commitment in May 2004 as the first of two scheduled capital calls by the partnership. Due to a lower than expected volume of investments by Mellon Ventures in 2004, the partnership’s second scheduled capital call was cancelled and, as required by the Partnership documents, approximately 49% of the first capital call (plus interest at a floating money market rate averaging approximately 0.642% per annum) was repaid to Mr. McGuinn and Mr. Elliott in October, 2004. Mr. McGuinn and Mr. Elliott each participated in a similar partnership in 2003. For the 2003 and 2004 partnerships, Mr. McGuinn and Mr. Elliott will receive the returns on their investment only, and no amounts are to be invested by the Corporation in connection with the participation of the named executives. Each named officer participated in similar limited partnerships in 2002, 2001 and 2000. However, for the 2002, 2001 and 2000 partnerships, each of the officers will receive the returns on their investment, and, additionally, will receive 90% of the returns on three times the officer’s investment (which amount was invested by the Corporation) after payment of an 8% preferred return to the Corporation. The officer’s right to receive returns following termination of employment (other than due to death, disability or retirement) on the portion invested by the Corporation is subject to a five-year vesting schedule. In 2004, the named executive officers were allocated income from the 2002 Mellon Ventures partnership in the amounts set forth in clause (iv) above, and cash distributions were made to each of the named executive officers in connection with tax liability resulting from that allocation. Except for the amount disclosed in clause (iv) above, no amounts relating to the Mellon Ventures co-investment program are included in the Summary Compensation Table. As previously announced, the Corporation has changed its venture capital strategy, and therefore no Mellon Ventures co-investment partnership was formed for 2005 or is anticipated in the future.

(8)	Mr. Elliott was awarded a bonus of $1,100,000 for 2003 of which he elected to receive 25% in deferred share awards, in addition to the 25% that is ordinarily paid in restricted stock or deferred share awards. Mr. Elliott was awarded a bonus of $1,176,000 for 2002 of which he elected to receive 25% in deferred share awards, in addition to the 25% that is ordinarily paid in restricted stock or deferred share awards. These awards are reflected in the “Restricted Stock Awards” column.

(9)	Mr. O’Hanley was granted 2,033 options in January 2003 as a result of his achievement of certain business synergy performance goals for 2002. Those options are shown in the Securities Underlying Options column for 2002.

Option Grants in 2004

Shown below is information on grants of stock options pursuant to the Corporation’s Long-Term Profit Incentive Plan (the “Option Plan”) during 2004. The Option Plan is administered by the Human Resources Committee of the Board of Directors, which has authority to determine the individuals to whom options are granted and the amount and terms of all grants thereunder. No stock appreciation rights were granted in 2004. In the event of a change in control of the Corporation, as defined in the Option Plan, all the option grants shown below would become immediately exercisable.

	Individual Grants					Grant Date Present Value ($)(4)
Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in 2004	Exercise Price (per share) ($)	Expiration Date
MARTIN G. MCGUINN	249,351	(1)(2)	3.9%	27.67	5/16/14	1,594,201

STEVEN G. ELLIOTT	145,455	(1)(2)	2.3%	27.67	5/16/14	929,952

RONALD P. O’HANLEY	25,940	(2)(3)	.4%	33.47	1/22/14	206,809

STEPHEN E. CANTER	28,424	(2)(3)	.4%	33.47	1/22/14	226,613

DAVID F. LAMERE	11,791	(2)(3)	.2%	33.47	1/22/14	94,005

(1)	Options are exercisable annually in thirds beginning on 5/17/2005. Transferable to immediate family members and entities for their benefit.

(footnotes continued on next page)

(2)	Reload option rights are attached, and reload options will be automatically granted on exercise when the exercise price is paid by delivering or withholding shares of Common Stock; provided the closing price of the Common Stock on the New York Stock Exchange on the date of exercise exceeds the exercise price by at least 25 percent. Reload options have an exercise price equal to the closing price of the Common Stock on their grant date and the same expiration date as the underlying option. Reload option rights are not transferable.

(3)	Options are exercisable annually in thirds beginning on 1/23/2005, except that Mr. Canter’s options are exercisable annually in thirds beginning on 12/31/2004. Transferable to immediate family members and entities for their benefit.

(4)	Based on the Black-Scholes model adapted for use in valuing executive stock options. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. In determining the Black-Scholes value, the following underlying assumptions were used: (i) stock price volatility of 25.5%, representing the standard deviation of the Common Stock (as determined for the assumed term of the option by averaging expected volatility rates provided by two independent sources); (ii) dividend yield represents the annual dividend yield of the Common Stock calculated based on the annualized quarterly dividend on the date of grant (i.e. 1.9% or 2.6%); (iii) the risk-free rate of return represents the yield on 5.5-year Treasury Strips on the date of grant as set forth in The Wall Street Journal (i.e. from 3.31% to 4.13%); and (iv) an option term of 5.5 years (determined based on analysis of actual exercise data over a five-year period).

Aggregated Option/SAR Exercises in 2004 and Year-End Option Values

The following table shows information with respect to the exercise of stock options during 2004 by each of the named executive officers and the value of unexercised options on December 31, 2004. No SARs are currently outstanding.

	Shares Acquired on Exercise	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End ($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
MARTIN G. MCGUINN	0	0	892,937	695,068	708,195	2,214,634

STEVEN G. ELLIOTT	0	0	613,399	432,647	632,672	1,373,577

RONALD P. O’HANLEY	3,285	(4,928)	53,577	50,899	66,663	133,317

STEPHEN E. CANTER	3,375	(3,567)	120,878	15,487	134,379	67,185

DAVID F. LAMERE	18,496	332,210	76,960	28,155	332,112	63,875

(1)	The “Value Realized” is equal to the difference between the option exercise price and the fair market value of the Common Stock on the New York Stock Exchange on the date of exercise. In connection with the options exercised by Messrs. O’Hanley and Canter and pursuant to the terms of a Deferred Cash Incentive Award Agreement entered into at the time the options were granted, upon exercise of these options, the Corporation paid cash to Mr. O’Hanley and Mr. Canter in an amount equal to the option exercise price. As required by the Agreement, these payments were used to pay the exercise cost of the options. The vesting of the options and these payments, which are reported as LTIP Payouts in the Summary Compensation Table on page 16, were triggered by the attainment of certain performance goals. At the time of exercise, the aggregate exercise cost exceeded the market price of the option stock by the amounts shown above.

(2)	The “Value of Unexercised In-the-Money Options at Year-End” is equal to the difference between the option exercise price and the Common Stock’s December 31, 2004 closing price of $31.11 per share in the New York Stock Exchange Composite Transactions.

Pension Plan Table

The following table sets forth the estimated annual benefits payable on a single-life annuity basis on retirement at age 65 pursuant to the retirement plans of the Corporation and Mellon Bank to participating employees, including officers, in specified compensation and years-of-service classifications. The credited years of service for Messrs. McGuinn, Elliott, O’Hanley, Canter and Lamere are, 24, 17, 8, 9 and 22, respectively. Benefits are determined based upon average base salary for the five years of highest compensation during the 10 years preceding retirement.

Average Annual Base Salary	Estimated Annual Pension for Representative Years of Credited Service
	5	10	15	20	25	30	35
$ 100,000	$6,500	$12,500	$19,000	$25,000	$31,500	$37,500	$44,000
200,000	14,000	27,500	41,500	55,000	69,000	82,500	96,500
300,000	21,500	42,500	64,000	85,000	106,500	127,500	149,000
400,000	29,000	57,500	86,500	115,000	144,000	172,500	201,500
500,000	36,500	72,500	109,000	145,000	181,500	217,500	254,000
600,000	44,000	87,500	131,500	175,000	219,000	262,500	306,500
700,000	51,500	102,500	154,000	205,000	256,500	307,500	359,000
800,000	59,000	117,500	176,500	235,000	294,000	352,500	411,500
900,000	66,500	132,500	199,000	265,000	331,500	397,500	464,000
1,000,000	74,000	147,500	221,500	295,000	369,000	442,500	516,500
1,100,000	81,500	162,500	244,000	325,000	406,500	487,500	569,000
1,200,000	89,000	177,500	266,500	355,000	444,000	532,500	621,500

Payment of the amounts shown in the table is subject to annual limitations imposed by the Internal Revenue Code on tax-qualified plans. To the extent the benefits set forth above exceed these limitations, benefits will be paid pursuant to nonqualified supplemental plans maintained by the Corporation and Mellon Bank. The benefits set forth above are not subject to any deduction for Social Security or other offset amounts.

Supplemental Retirement Agreements With Named Executive Officers

In order to attract and motivate senior executives and to encourage such executives to remain with the Corporation and its affiliates, the Corporation has provided certain named executive officers with retirement and/or death benefits, as described below, supplementing those available under the retirement plans described above.

Messrs. McGuinn and Elliott

Under the terms of their employment agreements (discussed below), Messrs. McGuinn and Elliott will each be entitled to receive an unfunded supplemental retirement benefit upon the later of termination of employment or attainment of age 60, with a reduced benefit available at age 55. The supplemental benefit calculated on an unreduced 50% joint and survivor basis would be a monthly amount equal to the named executive’s “Final Average Compensation” multiplied by a “Service Percentage” and reduced by the total monthly amount of benefits provided under all other retirement plans maintained by the Corporation and Mellon Bank. “Final Average Compensation” generally means 1/12th of the sum of the executive’s base salary and any bonus award earned for the calendar year within the final three full calendar years of the executive’s employment by the Corporation which produces the highest amount. “Service Percentage” generally means 2.0% for each full or partial year of employment with the Corporation or with a prior employer if treated as credited service with the Corporation plus certain years for which payments under the employment agreements are continued. If the named executive’s termination of employment were due to his death prior to the commencement of the payment of the supplemental benefits, his spouse would be entitled to a pre-retirement death benefit, payable in the form of a lifetime annuity, equal to the benefit that would have been payable had he retired immediately prior to death assuming election of a 50% joint and survivor annuity, but without any early payment reduction. Based on 2004 compensation, and assuming retirement at age 65, supplemental annual retirement benefits payable to each of these two named executives are estimated as follows: Mr. McGuinn—$1,202,000; Mr. Elliott—$748,000.

Employment Agreements with Named Executive Officers

Background relating to Mr. McGuinn’s and Mr. Elliott’s Employment Agreements

In December 2003, Mr. McGuinn and Mr. Elliott each entered into a new employment agreement with the Corporation. In connection with these agreements, the Human Resources Committee of the Board of Directors retained legal counsel and human resources consultants not regularly utilized by the Corporation. Such legal counsel and consultants reported to the Human Resources Committee and analyzed and provided advice regarding the terms of Mr. McGuinn’s and Mr. Elliott’s employment contracts. The terms of the new employment agreements entered into with Mr. McGuinn and Mr. Elliott are substantially the same as their respective prior agreements, except that Mr. McGuinn’s new agreement is for a term of four years, rather than the three-year term of his prior agreement.

Mr. McGuinn

In December 2003, Mr. McGuinn entered into an employment agreement with the Corporation, effective February 1, 2004, to serve as the Chairman and Chief Executive Officer of the Corporation and as Chairman, President and Chief Executive Officer of Mellon Bank, N.A., with a term lasting until January 31, 2008. The employment agreement provides for an annual base salary of $900,000, subject to annual review, participation in all of the Corporation’s executive compensation and other benefit programs and perquisites appropriate to Mr. McGuinn’s position, including club memberships, physical examinations and personal financial planning services, and the supplemental retirement benefits described above. The agreement states that it is the intention of the Corporation and Mr. McGuinn that Mr. McGuinn’s total compensation be competitive with that paid by similar financial institutions. The agreement provides that if, during the term of the agreement, Mr. McGuinn’s employment is terminated by the Corporation other than for cause or in the event of a constructive discharge (a) he will receive full salary and benefits until the expiration of the agreement’s term or, if termination occurs within 12 months prior to the end of the term, for a period no less than the shorter of (i) 12 months or (ii) until the date Mr. McGuinn commences full-time employment with another employer, (b) he will receive for each calendar year or portion of a year remaining in the term of the agreement an amount (prorated in the case of any partial year) equal to the highest bonus received by him for any of the three years preceding his termination, and (c) all outstanding stock options with associated deferred cash incentive awards and performance-based restricted stock will remain outstanding and become exercisable and payable as if Mr. McGuinn had remained employed. If Mr. McGuinn’s employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, retirement or death, he will receive any benefits that have vested prior to such termination under the supplemental retirement provisions of his employment agreement or under the terms of the Corporation’s generally applicable employee benefit plans. If an actual or threatened Change in Control (as defined in Mr. McGuinn’s Change in Control Severance Agreement) occurs and Mr. McGuinn’s employment is terminated in accordance with such Agreement, then Mr. McGuinn will be entitled to payments under such Agreement in lieu of severance payments under his employment agreement. See below for a description of the Change in Control Severance Agreements. On retirement, Mr. McGuinn is entitled to payment of accrued obligations, a prorated bonus for the year of retirement, vesting of stock options, restricted stock and other awards under the Long-Term Profit Incentive Plan, derestriction of all performance accelerated restricted stock if employment terminates at or after age 65 (prorated derestriction prior to age 65) and post-retirement perquisites not less than those customarily provided to similarly situated retired executives. Mr. McGuinn had a prior employment agreement with the Corporation that ended on January 31, 2004.

Mr. Elliott

In December 2003, Mr. Elliott entered into an employment agreement with the Corporation, effective February 1, 2004, to serve as Senior Vice Chairman of the Corporation and of Mellon Bank, N.A., with a term lasting until January 31, 2007. The employment agreement provides for an annual base salary of $660,000, subject to annual review, participation in all of the Corporation’s executive compensation and other benefit programs and perquisites appropriate to Mr. Elliott’s position, including club memberships, physical examinations and personal financial planning services, and the supplemental retirement benefits described above. The agreement states that it is the intention of the Corporation and Mr. Elliott that Mr. Elliott’s total compensation be competitive with that paid by similar financial institutions. The agreement provides that if, during the term of the agreement, Mr. Elliott’s employment is terminated by the Corporation other than for cause or in the event of a constructive discharge (a) he will receive full salary and benefits until the expiration of the agreement’s term or, if termination occurs within 12 months prior to the end of the term, for a period no less than the shorter of (i) 12 months or (ii) until the date Mr. Elliott commences full-time employment with another employer, (b) he will receive for each calendar year or portion of a year remaining in the term of the agreement an amount (prorated in the case of any partial year) equal to the highest bonus received by him for any of the three years preceding his termination, and (c) all outstanding stock options with associated deferred cash incentive awards and performance-based restricted stock will remain outstanding and become exercisable and payable as if Mr. Elliott had remained employed. If Mr. Elliott’s employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, retirement or death, he will receive any benefits that have vested prior to such termination under the supplemental retirement provisions of his employment agreement or under the terms of the Corporation’s generally applicable employee benefit plans. If an actual or threatened Change in Control (as defined in Mr. Elliott’s Change in Control Severance Agreement) occurs and Mr. Elliott’s employment is terminated in accordance with such Agreement, then Mr. Elliott will be entitled to payments under such Agreement in lieu of severance payments under his employment agreement. See below for a description of the Change in Control Severance Agreements. On retirement, Mr. Elliott is entitled to payment of accrued obligations, a prorated bonus for the year of retirement, vesting of stock options, restricted stock and other awards under the Long-Term Profit Incentive Plan and post-retirement perquisites not less than those customarily provided to similarly situated retired executives. Mr. Elliott had a prior employment agreement with the Corporation that ended on January 31, 2004.

Mr. O’Hanley

Effective January 1, 2003, Mr. O’Hanley entered into an employment agreement with the Corporation with a term lasting until December 31, 2006, which provides that he will serve as President of Mellon Institutional Asset Management and as a Vice Chairman of the Corporation. Under the agreement, Mr. O’Hanley will receive a base salary of $525,000, subject to annual review, an annual bonus of up to four times the amount of his base salary in effect at the end of the relevant calendar year and an annual long term incentive award composed of performance accelerated restricted stock and stock options with a minimum aggregate net present value as of the date of the award of $1,540,000. Mr. O’Hanley is entitled to participate in all of the Corporation’s executive compensation and other benefit programs and perquisites appropriate to his position, except to the extent that the termination benefits under his employment agreement duplicate those available under the Corporation’s displacement, separation or severance programs. If, during the term of the agreement, Mr. O’Hanley’s employment is terminated by the Corporation other than for cause or in the event of a constructive discharge, subject to certain conditions (a) he will receive full salary and benefits until the expiration of the agreement’s term, (b) he will receive for the year of termination and each subsequent calendar year, if any, during the remainder of the term of the agreement an amount equal to the highest bonus received by him for any of the three years preceding his termination, (c) the restricted stock received as part of his annual bonus will fully derestrict, and (d) to the extent that restrictions on certain outstanding performance-based restricted stock have not lapsed on the date of termination, such restrictions will lapse on September 30, 2006 (awards granted prior to January 1, 2003) or on the seventh December 31 following the grant of the award (awards granted after January 1, 2003). If Mr. O’Hanley’s employment is terminated without cause within six months of the end of the agreement’s term, the Corporation will continue to pay his base salary after the end of the term for up to six months after the date of termination. If his employment terminates due to disability or death, all of his annual bonus and performance accelerated restricted stock will immediately derestrict. If Mr. O’Hanley’s employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, or death, he will receive any benefits that have vested or been earned prior to such termination under the terms of the Corporation’s generally applicable employee benefit plans and the restrictions on his annual bonus restricted stock will lapse. The agreement also provides that in the event the Corporation provides written notice on or before June 30, 2006 that the executive’s employment will terminate at the end of the term, subject to certain conditions, the restrictions on his unvested performance accelerated restricted stock granted during the term of the agreement will lapse as to 14% of the original number of shares granted for each completed year of service subsequent to the date of grant. Mr. O’Hanley had a prior employment agreement with the Corporation that ended on December 31, 2002.

Mr. Canter

Effective January 1, 2003, Mr. Canter entered into an employment agreement with the Corporation with a term lasting until December 31, 2007, which provides that he will serve as the Chairman and Chief Executive Officer of The Dreyfus Corporation and as a Vice Chairman of the Corporation. Under the agreement, Mr. Canter will receive a base salary of $500,000, subject to annual review, an annual bonus of up to four times the amount of his annualized base salary as of the end of the calendar year and an annual long term incentive award composed of performance accelerated restricted stock and stock options with a minimum aggregate net present value as of the date of the award of $1,687,500. Mr. Canter is entitled to participate in all of the Corporation’s executive compensation and other benefit programs and perquisites appropriate to his position, except to the extent that the termination benefits under the employment agreement duplicate those available under the Corporation’s displacement, separation or severance programs. If, during the term of the agreement, Mr. Canter’s employment is terminated by the Corporation other than for cause or in the event of a constructive discharge, subject to certain conditions (a) he will receive full salary and benefits until the expiration of the agreement’s term, (b) he will receive for the year of termination and each subsequent calendar year, if any, during the remainder of the term of the agreement an amount equal to the highest bonus received by him for any of the three years preceding his termination, (c) to the extent that restrictions on certain outstanding performance accelerated restricted stock awards have not lapsed on the date of termination, the restrictions will lapse on September 30, 2006 (awards granted prior to January 1, 2003) or on the seventh December 31 following the grant of the award (awards granted after January 1, 2003), and (d) all other restricted stock awards will immediately derestrict. If Mr. Canter’s employment is terminated without cause within six months of the end of its term, the Corporation will continue to pay his base salary after the end of the term for up to six months after the date of termination. The employment agreement also provides that if Mr. Canter terminates employment at or after age 65, all unvested performance accelerated restricted stock awards granted to him during the term of the agreement will immediately derestrict. If Mr. Canter’s employment terminates prior to age 65 other than due to disability or death, the restrictions on his unvested performance accelerated restricted stock awards granted during the term of the agreement will lapse as to 14% of the original number of shares granted for each completed year of service subsequent to the date of grant, and all other restricted stock awards will fully derestrict. Where his employment terminates due to disability or death, all of his restricted stock awards will immediately derestrict. If Mr. Canter’s employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, or death, he will receive any benefits that have vested or been earned prior to such termination under the terms of the Corporation’s generally applicable employee benefit plans. Mr. Canter had a prior employment agreement with the Corporation that ended on December 31, 2002.

Mr. Lamere

Effective January 1, 2003, Mr. Lamere entered into an employment agreement with the Corporation with a term lasting until December 31, 2005, which provides that Mr. Lamere will serve as Chairman and Chief Executive Officer of Mellon New England, Executive Vice President of Mellon Bank and as a Vice Chairman of the Corporation. Under the agreement, Mr. Lamere will receive a base salary of $400,000, subject to annual review, an annual bonus of up to four times his base salary in effect at the end of the relevant calendar year and an annual long term incentive award composed of performance accelerated restricted stock and stock options with a minimum aggregate net present value as of the date of the award of $700,000. Mr. Lamere is entitled to participate in all of the Corporation’s executive compensation and other benefit programs and perquisites appropriate to his position, except to the extent that the termination benefits under his employment agreement duplicate those available under the Corporation’s displacement, separation or severance programs. If, during the term of the agreement, Mr. Lamere’s employment is terminated by the Corporation other than for cause or in the event of a constructive discharge, subject to certain conditions (a) he will receive full salary and benefits until the expiration of the agreement’s term, (b) he will receive for the year of termination and each subsequent calendar year, if any, during the remainder of the term of the agreement an amount equal to the highest bonus received by him for any of the three years preceding his termination, (c) the restricted stock received as part of his annual bonus will fully derestrict, and (d) to the extent that restrictions on certain outstanding performance-based restricted stock have not lapsed on the date of termination, such restrictions will lapse on September 30, 2006 (awards granted prior to January 1, 2003) or on the seventh December 31 following the grant of the award (awards granted after January 1, 2003). If Mr. Lamere’s employment is terminated without cause within six months of the end of its term, the Corporation will continue to pay his base salary after the end of the term for up to six months after the date of termination. If his employment terminates due to disability or death, all of his annual bonus stock and performance accelerated restricted stock will immediately derestrict. If Mr. Lamere’s employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, or death, he will receive any benefits that have vested or been earned prior to such termination under the terms of the Corporation’s generally applicable employee benefit plans and the restrictions on his annual bonus stock will lapse. The agreement also provides that in the event the Corporation provides written notice on or before June 30, 2005 that Mr. Lamere’s employment will terminate at the end of the term, subject to certain conditions, the restrictions on his unvested performance accelerated restricted stock granted during the term of the agreement will lapse as to 14% of the original number of shares granted for each completed year of service subsequent to the date of grant. Mr. Lamere had a prior employment agreement with the Corporation that ended on December 31, 2002.

Change in Control Severance Agreements—Senior Officers

The Corporation has entered into change in control severance agreements (the “Agreements”) with the Chairman, each of the other named executive officers and certain other senior officers of the Corporation. The purpose of the Agreements is to secure the continued service and dedication of the executives in the event of an actual or threatened Change in Control (as defined in the Agreements). Each Agreement becomes operative only upon both a Change in Control and the subsequent termination of employment of the executive in accordance with the terms of the Agreement. Payments under the Agreements are in full settlement of all other severance payments which may otherwise be payable to the executive under any other severance plan or agreement of the Corporation, including the employment agreements described above and the Displacement Program and Change in Control Severance Pay Resolution described below. The following discussion summarizes the key provisions of the Agreements covering the Chairman and each other named executive officer. If the employment of any of the named executive officers is terminated during the three-year period following a Change in Control of the Corporation, either by the Corporation other than for Cause (as defined in the Agreements) or by the executive for Good Reason (as defined in the Agreements, including the termination of employment by the executive for any reason during the 30-day period commencing one year after the date of such Change in Control), the executive will be entitled to receive: (a) a lump sum cash amount equal to such executive’s unpaid salary and bonus amounts which have become payable and have not been deferred, plus a pro-rata portion of such executive’s annual bonus for the fiscal year of termination of employment; (b) severance pay in a lump sum cash amount equal to three times the sum of (i) the executive’s highest annual rate of base salary during the 12-month period immediately prior to his termination of employment and (ii) the executive’s highest annual incentive bonus earned during the last three completed fiscal years of the Corporation; (c) continuation of medical, dental, accident, disability and life insurance benefits for the executive and his dependents for a period of three years following the executive’s date of termination of employment; and (d) three additional years of service credit under all non-qualified retirement plans and excess benefit plans in which the executive participated as of his date of termination. In the event that payments related to a Change in Control of the Corporation to any executive under the Agreements or otherwise are subject to the excise tax under Section 4999 of the Internal Revenue Code, the Corporation will generally provide the executive with an additional amount sufficient to enable the executive to retain the full amount of his Change in Control benefits as if the excise tax had not applied, unless a reduction in such Change in Control related payments by less than 5% would result in the excise tax not being imposed on such executive, in which case payments under the Agreement shall be reduced (but not below zero) to the amount that could be paid to such executive without giving rise to such excise tax.

Change in Control Benefits—Other Employees

Displacement Program

Under the Corporation’s Displacement Program, eligible salaried employees of the Corporation may receive certain benefits if their employment with the Corporation is terminated due to technological changes or other business reasons not related to individual performance. Such benefits may include temporary assignments, placement assistance, benefits continuation and/or severance payments based upon years of service. The program is subject to revision or termination at the Corporation’s discretion; provided, however, that it may not be changed to reduce benefits payable upon a displacement occurring within three years following a change in control of the Corporation, unless such change to the program was adopted at least 12 months prior to the occurrence of the change in control.

Change in Control Arrangements

All eligible salaried employees who are terminated within three years after a change in control (as defined) of the Corporation, other than for good cause, and under circumstances that would entitle them to benefits under the Displacement Program, would also be entitled to 12 months of base salary and benefit continuation under the Corporation’s Change in Control Severance Pay Resolution. In addition, for 10 years after the occurrence of a change in control of the Corporation, no plan merger or coverage extension involving Mellon Bank’s tax-qualified retirement plan will be permitted if it would cause the plan’s assets to fall below 125% of its liabilities, and employees age 50-54 on the date of the change in control will become eligible for early retirement under this Mellon Bank plan, on or after age 55, on the same basis as employees who are age 55. These benefits may not be reduced unless such change was adopted at least 12 months prior to the occurrence of the change in control.

A change in control will generally occur for purposes of the Displacement Program, the Change in Control Severance Pay Resolution and the tax-qualified retirement plan upon approval by the Corporation’s shareholders of a business combination or merger involving the Corporation unless immediately following such transaction the surviving corporation meets each of the following requirements: (a) the surviving corporation owns consolidated assets of the Corporation with an aggregate book value equal to more than 50% of the book value of the Corporation’s consolidated total assets prior to the transaction, (b) more than 50% of the total voting power of the surviving corporation is held by the Corporation’s shareholders immediately prior to the transaction, (c) at least a majority of the members of the board of directors of the surviving corporation were directors of the Corporation prior to the merger, and (d) no person is the beneficial owner of 15% or more of the total voting power of the surviving corporation.

COMPENSATION COMMITTEE REPORT

Introduction

The Corporation’s Human Resources Committee (the “Committee”) consists of three directors, each of whom is an independent director under the rules of the New York Stock Exchange. Among the Committee’s duties is the responsibility for establishing the compensation of the senior managers of the Corporation and its subsidiaries, including the compensation of the Chairman and the other named executive officers. The Committee also reviews programs to facilitate the selection and development of key managers.

Under the guidance of the Committee, the Corporation’s compensation policies are designed to accomplish the goal of managing the Corporation towards increased profitability and shareholder value. Accordingly, two principles underlying the Corporation’s compensation policy for all senior managers, including the Chairman and the other named executive officers, are (i) aligning the financial interests of senior managers with those of the Corporation’s shareholders and (ii) paying for corporate and individual performance. These principles are reflected in the structure of the Corporation’s compensation program for senior managers, which consists of three basic components: base salary, annual awards under the Profit Bonus Plan (the “Bonus Plan”) and awards under the Long-Term Profit Incentive Plan (the “Option Plan”). Through this structure, the Committee places emphasis on the “at risk” elements of compensation for senior managers and elements of compensation tied to corporate performance objectives. Base salaries are generally set somewhat below the market, and the incentive components of the Bonus Plan and the Option Plan are relied on to achieve a competitive compensation package. There was no change in 2004 in the Corporation’s overall compensation policy for senior managers.

In addition, and in furtherance of the Corporation’s goal of aligning the financial interests of the Corporation’s senior management and shareholders, in 2003 the Corporation implemented stock ownership guidelines pursuant to which senior managers, over time, are required to achieve and maintain holdings of the Corporation’s Common Stock. See footnote 4 on page 13 for further information.

Awards under the Corporation’s incentive plans are tied to corporate, business unit and individual performance. The accomplishment of the goals and objectives of the Corporation’s operating and strategic plans is the basis for making awards under the Bonus Plan and the Option Plan and, except where performance goals have been set under the Option Plan, there is no formal weighting of various factors. Together, the plans provide the Committee with the flexibility to grant awards in a manner that is believed by the Committee to encourage managers to continually focus on building high quality profitability and long-term shareholder value. All named executive officers have received grants of performance accelerated restricted stock. The shares are restricted against transfer and will only be earned prior to seven years from the date of grant if performance goals established by the Committee have been met.

Base Salary

Mr. McGuinn and Mr. Elliott were each entitled to annual review in 2004 of his base salary by the Committee under the terms of his employment contract with the Corporation. As a result of such review, Mr. McGuinn received a salary increase of $50,000 per year, effective in May, 2004, and no salary action was taken for Mr. Elliott. Mr. McGuinn and Mr. Elliott did not receive any increase in their base salaries in connection with entering into their employment agreements which became effective February 1, 2004. In its 2004 review of Mr. McGuinn’s and Mr. Elliott’s salaries, the Committee reviewed compensation data based on a survey of executive officers holding comparable positions at 17 other broad-based financial institutions similar to the Corporation in terms of its various business lines. Of these comparable institutions, 11 are included in the KBW 50 Index used in the Performance Graph on page 15. Consistent with the compensation principles discussed above, Mr. McGuinn’s base salary is somewhat below the market as determined by such review. Messrs. O’Hanley, Canter and Lamere entered into new employment agreements with the Corporation effective January 1, 2003 pursuant to which each of them received a base salary increase beginning January 1, 2003. Each of Messrs. O’Hanley, Canter and Lamere was entitled to annual review of his base salary under the terms of his employment contract. As a result of such review, no salary action was taken for

Messrs. O’Hanley, Canter or Lamere. Based on a similar review conducted in 2003, Mr. Lamere had received a $70,000 salary increase effective January 1, 2004, and no salary action was taken with respect to Mr. O’Hanley and Mr. Canter. See pages 21-24 for a summary of the employment agreements of the named executive officers.

Option Plan Awards

In 2004, the Committee reviewed the long-term incentive component of total compensation for Messrs. McGuinn and Elliott and awarded them additional stock options and restricted stock grants which are described below. In conducting its review, the Committee reviewed compensation data based on a survey of comparable executive officers of 17 other broad-based financial institutions similar to the Corporation in terms of its various lines of business. Of these comparative institutions, 11 are included within the KBW Index used for the Performance Graph on page 15. Based on the comparative compensation data reviewed by the Committee, the value of the “at risk” component of compensation represented by these options and restricted stock grants, coupled with the Corporation’s annual cash compensation (measured in terms of base salary and cash bonus), will achieve the needed competitive positioning of the Corporation’s senior executive compensation package while creating a significant incentive for the executives and aligning their financial interests with those of the Corporation’s shareholders. The number of options and amount of restricted stock previously granted to each executive together with total compensation as reflected in the comparative compensation data referenced above were considered in determining the number of shares covered by each award.

In May of 2004, Messrs. McGuinn and Elliott received grants of stock options which will become exercisable annually in thirds beginning in 2005. (See the table for “Option Grants in 2004” on page 18).

In May of 2004, Messrs. McGuinn and Elliott also received grants of performance accelerated restricted stock. The shares are restricted against transfer for seven years and will only be earned prior to the expiration of seven years from the date of grant if performance goals established by the Committee are met or if the related provisions of Mr. McGuinn’s employment agreement are implemented. Such provisions provide for the lapse of restrictions as to all of the shares granted if employment terminates for any reason at or after age 65 and lapse of restrictions as to 14% of the original number of shares granted for each completed year of service after the date of grant if employment terminates due to Retirement prior to age 65. The performance goals require that for years after 2003 both an earnings per share target and a return on common equity target must be met. If the performance goals are met for a particular year, the restrictions against transfer will then lapse as to one-third of the amount granted to each executive. The executive has full voting rights with respect to the shares, and dividends are payable at the same rate and at the same time as paid to other holders of the Corporation’s Common Stock. The above performance goals for 2004 were achieved, and the restrictions against transfer lapsed for 2004 with respect to one-third of Mr. McGuinn’s and Mr. Elliott’s awards of performance accelerated restricted stock.

In connection with its consideration of stock option and performance accelerated restricted stock awards for 2004 for senior managers, the Committee retained a human resources consulting firm not regularly utilized by the Corporation.

Performance accelerated restricted stock is also granted to other senior managers of the Corporation. For certain managers, including Messrs. O’Hanley, Canter and Lamere, the performance goals are not the corporate goals referred to above, but are specifically targeted to performance measures of the businesses for which the manager is responsible. Performance goals were achieved in 2004 for such performance accelerated restricted stock, resulting in the lapse of restrictions with respect to 25% of Mr. O’Hanley’s and Mr. Lamere’s performance accelerated restricted stock and 18.75% of Mr. Canter’s performance accelerated restricted stock.

The Committee reviews the performance of senior managers annually and if preestablished performance goals are met, determines within its discretion whether the exercise date for certain previously granted options should be accelerated. Otherwise, these options are only exercisable during the final 60 days of their ten-year term. As provided for in the Option Plan, the exercise of these accelerated options is intended to include the payout of a deferred cash incentive award to the optionee in an amount equal to the exercise price for such options. The optionee must use the cash award to pay the option exercise price of such accelerated options. The payment of deferred cash incentive awards is tied to the achievement of preestablished corporate level performance goals. Accordingly, in February of 2002, 2003 and 2004, the Committee adopted performance goals applicable to calendar years 2002, 2003 and 2004, respectively, which required certain levels of net income available to Common Stock or earnings per share of Common Stock or return on common equity to be achieved in order for a set percentage of the outstanding deferred cash incentive awards to be earned. These performance goals were not achieved by the Corporation in 2002 and were achieved by the Corporation in 2003 and 2004. As a result, deferred cash incentive awards were not paid for 2002. Deferred cash incentive awards were paid to Messrs. Canter and O’Hanley in January 2004 and are scheduled to be paid later in 2005 to Messrs. Canter, O’Hanley and Lamere as a result of the achievement of the goals for 2003 and 2004, respectively. Neither Mr. McGuinn nor Mr. Elliott held any such options or deferred cash incentive awards in 2003 or 2004.

Bonus Plan Awards

The Committee considered and approved bonus awards for 2004 for the Corporation’s senior managers, including Mr. McGuinn and the other named executive officers. Bonus awards for 2004 were paid entirely in cash. In making awards under the Corporation’s Bonus Plan for 2004, the Committee again examined the performance of its senior managers. In connection with its consideration of bonus awards for 2004 for senior managers, the Committee retained a human resources consulting firm not regularly utilized by the Corporation.

The starting point for determining bonus awards was a matrix that reflected each manager’s position and performance evaluation and, if applicable, the provisions of his employment agreement. The matrix that had been used in 2003 was adjusted to reflect (i) the 2004 operating income plan as compared to 2003 operating income and (ii) 2004 operating income performance against the 2004 plan. Individual and organization/business unit performance were then considered in determining final award amounts for 2004. This review focused on the individual performance of each officer for full year 2004. The Committee completed a formal, written performance evaluation for Mr. McGuinn utilizing the criteria of Strategy, Financial Results, Building Capability (management development and succession), CEO Leadership and Board and Governance Leadership Performance and received input from the full Board on the evaluation. In determining Mr. McGuinn’s Bonus Plan award for 2004, the Committee evaluated him within the context of the year experienced by the Corporation with respect to its 2004 operating plan, as well as his performance evaluation and his leadership in planning and executing the strategic and operating initiatives of the Corporation. For 2004, Mr. McGuinn received a Bonus Plan award of $1,444,000 which was $56,000 less than the Bonus Plan award he received for 2003. (See footnote 1 on page 16 for a discussion of the form of payment of Bonus Plan awards.) Each other named executive officer was evaluated based in significant measure upon performance in the following areas: Results-Based Goals, Shared Values and Leadership Competencies.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation for certain officers of public companies. Section 162(m) generally disallows the ordinary business expense deduction for compensation in excess of $1,000,000 paid to a company’s chief executive officer and each of the next four most highly compensated executive officers. Compensation in excess of $1,000,000 qualifies for the ordinary business expense deduction if it qualifies as “performance based compensation” under Section 162(m). Of the three basic components of the Corporation’s compensation program for senior managers discussed above, base salary and awards under the Bonus Plan do not qualify as “performance based compensation” while certain currently outstanding awards under the Option Plan (i.e., stock options and deferred cash incentive awards) do qualify, and others (i.e., performance accelerated restricted stock and time-based restricted stock) do not qualify, as “performance based compensation.”

The Corporation and the Committee have examined and continue to examine the issue of deductibility of executive compensation within the context of the Corporation’s compensation policies and the overall operation of the Corporation’s compensation plans and will consider what additional actions should be taken, if any, to operate the compensation plans in a tax effective manner.

The Human Resources Committee of the Board of Directors presents the foregoing Report.

Wesley W. von Schack, Chair	John P. Surma
Robert Mehrabian, Vice Chair

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE REPORT

The Corporate Governance and Nominating Committee (“Nominating Committee”) consists of four directors each of whom is an independent director under the rules of the New York Stock Exchange (“NYSE”). The Charter of the Nominating Committee is available at the Corporation’s website at www.mellon.com/governance/committees.html.

One of the most important responsibilities of the Nominating Committee under its Charter is in advance of the annual shareholders’ meeting each year to recommend persons to be nominated by the Board of Directors for election as directors of the Corporation. The Nominating Committee will consider candidates recommended by shareholders, and a shareholder desiring to make such a recommendation should follow the procedures set forth on page 7 of this Proxy Statement. The Nominating Committee does not have any formal policies with regard to the consideration of shareholder-recommended candidates other than that any such person will be considered at the same time and under the same criteria used to evaluate all other candidates.

The criteria for the nomination of directors are set forth in the Corporation’s Board Policies and are as follows:

“The Corporate Governance and Nominating Committee will consider for selection as Directors those persons:

1.	who have the proven ability and experience to bring informed, thoughtful and well-considered opinions to corporate management and the Board;

2.	who have the competence, maturity and integrity to monitor and evaluate the institution’s management, performance and policies;

3.	who have the willingness and ability to devote the necessary time and effort required for service on the Board;

4.	who have the capacity to provide additional strength, diversity of view and new perceptions to the Board and its activities;

5.	who have the skills and personality to work with other Directors in building a Board that is effective, collegial and responsive to the needs of the Corporation;

6.	who have the necessary measure of self-confidence and articulateness to ensure ease of participation in Board discussions; and

7.	who hold or have held the position of Chief Executive Officer, Chief Operating Officer, Chief Administrative Officer, Chief Financial Officer or a senior position with a major business corporation or a position of senior leadership in an educational, medical, religious or other non-profit institution or foundation of national significance.”

The Nominating Committee will not recommend a person for nomination by the Board unless he or she satisfies all of these criteria.

In addition, the Nominating Committee reviews a variety of skills, background and experience that it believes are important for one or more Board members to possess. They are as follows:

Strategic Planning; Technology/Telecommunications; Financial Expertise; Marketing/Communications; Government Affairs/Legal/Regulatory; Management/Governance Experience; International; Other Boards; and Community Relations.

These skills, background and experience are not applied as a quantitative formula but rather as a set of aspirational goals to be achieved over time. Also, the Nominating Committee considers the diversity of the Board, in all senses of the term diversity. Potential Board candidates have been identified to the Nominating Committee by current directors of the Corporation, a search firm retained to identify and evaluate potential Board candidates and senior officers of the Corporation. The Nominating Committee expects that in the future potential Board candidates will be identified in the same manner. Identified candidates are evaluated against the criteria described above, but because different candidates have different qualities, skills, background and experience, the evaluation process will differ as to each. The evaluation process for a shareholder-recommended candidate will depend on the qualities, skills, background and experience of the individual.

Ruth E. Bruch and Edmund F. Kelly are the only nominees recommended for election at the 2005 annual meeting of shareholders who are not executive officers of the Corporation or standing for re-election. Ms. Bruch was identified to the Corporation by a search firm that had been retained to identify and evaluate potential Board candidates. She then met with the Chief Executive Officer and on his recommendation with the Chair of the Nominating Committee. The Chair of the Nominating Committee made inquiries as to Ms. Bruch’s background and qualifications and then recommended her to the Committee. Mr. Kelly was identified to the Corporation by a senior Corporation officer based in the Boston area. As with Ms. Bruch, he then met with the Chief Executive Officer and on his recommendation with the Chair of the Nominating Committee. The Chair of the Nominating Committee made inquiries as to Mr. Kelly’s background and qualifications and then recommended him to the full Committee.

During 2004, on authority of the Nominating Committee, the Corporation retained a third party search firm to identify and evaluate potential director candidates, which such firm did, and the Corporation paid the fees and reimbursed the expenses of such firm.

The Corporate Governance and Nominating Committee of the Board of Directors presents the foregoing Report.

James F. Orr, III, Chair	Mark A. Nordenberg
Jared L. Cohon	Wesley W. von Schack, Vice Chair

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities in respect of, among other things, the integrity of the Corporation’s financial reporting process. All members of the Audit Committee are “independent”, as required by the applicable listing standards of the New York Stock Exchange. The Committee operates pursuant to a Charter that was initially approved by the Audit Committee and the Board in April 2000 and most recently amended in January 2005.

As set forth in the Charter, management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and related laws and regulations. The independent accountants are responsible for planning and carrying out an integrated audit of the Corporation’s consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2004 with management and with KPMG LLP (“KPMG”), the Corporation’s independent public accountants for 2004. The Audit Committee has also received from the independent accountants a letter pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, and has discussed the matters referred to in such letter with the independent accountants. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. Also in the performance of its oversight function, during 2004 the Audit Committee reviewed the progress of the Corporation’s project to comply with Section 404 of the Sarbanes-Oxley Act of 2002.

At various times the Audit Committee has considered whether the provision of non-audit services by the independent accountants to the Corporation is compatible with maintaining the accountants’ independence and has discussed with KPMG their independence. Following the enactment of the Sarbanes-Oxley Act of 2002 (the “SOA”), the Audit Committee or its Chairman (acting pursuant to delegated authority) pre-approved all new non-audit services (as defined in the SOA) proposed to be performed by KPMG. Initially, such pre-approval was on an individual engagement basis. Because of administrative and timing issues caused by this approach, in December 2002 the Audit Committee pre-approved categories of non-audit services KPMG might perform for the Corporation in 2003. Following their review of the rules on audit committee pre-approval of audit and non-audit services adopted by the Securities and Exchange Commission (“SEC”) in late-January 2003, the Audit Committee and the Board of Directors adopted in April 2003 the Corporation’s Audit and Non-Audit Services Pre-Approval Policy (the “Policy”). A copy of the Policy as amended most recently in December 2004 is Exhibit A to this Proxy Statement and is also available at the Corporation’s website at www.mellon.com/governance/audit.html.

As part of its discussion of KPMG’s independence, the Audit Committee discussed the issue of periodic mandatory rotation of independent accountants and concluded that the benefits to the Corporation from continued retention of KPMG (including the firm’s in-depth understanding of the Corporation) combined with the results of inquiries and discussion by the Committee as to KPMG’s independence outweighed any potential benefits of such a policy. In this connection, the Committee reviewed and considered quality control processes employed by KPMG and the backgrounds and experience of and internal rotation policies covering senior KPMG professionals working on the Corporation’s audit. SEC rules and KPMG policies require the rotation of the engagement partner and reviewing partner every five years, and assignments of these positions are timed so that both positions do not rotate at the same time. The Committee will, however, continue to review these issues. The Committee also considered the low level of fees billed by KPMG in 2004 for services that were not audit or audit-related. Fees billed by KPMG for 2004 and 2003 are detailed on page 33.

For information on the allocation of responsibilities among management, the internal auditors, the independent auditors and the Audit Committee, see “Allocation of Responsibilities” in the Audit Committee Charter available at www.mellon.com/governance/committees.html. The members of the Audit Committee believe they have performed their oversight responsibilities with diligence and care but believe it is important to note that in their capacity as members of the Corporation’s Board of Directors and Audit Committee they are not professionally engaged in the practice of auditing or accounting.

Based upon the review and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors presents the foregoing Report.

Ira J. Gumberg, Chair	David S. Shapira, Vice Chair
Jared L. Cohon	John P. Surma
Robert Mehrabian

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS (Proxy Item 2)

The Audit Committee, at its February 14, 2005 meeting, appointed KPMG LLP as independent public accountants of the Corporation for the year ending December 31, 2005. KPMG LLP served as the Corporation’s independent public accountants for the year ended December 31, 2004. Although the appointment of independent public accountants is not required to be approved by shareholders, the Audit Committee believes shareholders should participate in such selection through ratification. If the shareholders fail to ratify KPMG LLP as the independent public accountants, the Audit Committee will reconsider its selection.

The following table sets forth fees billed to the Corporation by KPMG LLP for professional services rendered for 2004 and 2003:

	2004 (in thousands)		2003 (in thousands)
Audit Fees	$8,192	(1)(a)	$6,019	(1)(a)

Audit-Related Fees
Statement on Auditing Standards No. 70 Assurance Services	$2,771		$2,597
Sarbanes-Oxley Section 404 Advisory	$1,156		$410
Employee Benefit Plan Financial Statement Audits	$291		$345
Compliance Attestation Services for Subsidiaries	$474		$265
Other Audit-Related	$23		$119

Total Audit-Related Fees	$4,715	(b)	$3,736	(b)
Tax Fees(2)	$321		$385
All Other Fees(3)	$120		$175

Total	$13,348	(4)	$10,315	(4)

Total Audit and Audit-Related Fees ((a) plus (b))	$12,907		$9,755

(1)	Aggregate fees billed for professional services rendered for the audit of the Corporation’s annual financial statements, report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, for the reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q, statutory audits, SEC registration statements and other filings, comfort letters and consents and accounting consultations on matters reflected in the financial statements.

(2)	For 2004, approximately $242,000 of such fees were in connection with preparation of tax returns and other tax compliance matters. The Corporation and its Audit Committee believe that KPMG was the most appropriate firm to perform these services because of the knowledge it has obtained through its work on the audit of the Corporation’s financial statements and the resulting efficiencies. The Audit Committee also believes these engagements do not impair KPMG’s independence. The remaining approximately $79,000 was billed in connection with engagements entered into in January, 2004 for tax advice on matters with which KPMG previously was familiar and was considered to be the most qualified on which to advise. Tax fees in 2005 are anticipated to be exclusively in connection with tax compliance matters. Amounts for 2003 were billed for preparation of tax returns and tax advice.

(3)	For 2004, these fees related to two engagements (each for approximately $60,000) entered into in January, 2004. The first engagement was for consulting services relating to the Corporation’s purchase of telecommunication services. The second engagement involved the review and testing of the Corporation’s processing controls and procedures relating to services which the Corporation provides to a major credit card company. In each case, KPMG was considered to be the most qualified provider. No such engagements or fees are currently anticipated for 2005. Amounts for 2003 were billed for regulatory advisory services.

(4)	Excludes $352,840 and $215,318, respectively, of collective trust fund fees and expenses billed by KPMG, which are not expenses of the Corporation. Also excludes approximately $1,000,000 and $1,400,000, respectively, of fees billed by KPMG to joint ventures in which the Corporation has a 50% interest.

All audit and non-audit services provided to the Corporation by KPMG LLP in 2004 and 2003 were pre-approved by the Audit Committee.

Representatives of KPMG LLP will be present at the annual meeting with an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Action by Shareholders

Adoption of the proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of Common Stock voting in person or by proxy. The Pennsylvania Business Corporation Law provides that an abstention is not a vote cast. Therefore, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, although it will be counted in determining the presence of a quorum.

With respect to the ratification of independent public accountants (Proxy Item 2), the Audit Committee recommends a vote FOR ratification of the appointment of KPMG LLP as independent public accountants of the Corporation for the year ending December 31, 2005.

OTHER BUSINESS

The Board of Directors does not know of any other business that may be presented for consideration at the 2005 annual meeting. If any other business should properly come before the meeting, it is the intention of those named in the proxies solicited hereby to vote the shares represented by such proxies in accordance with their judgment on such matters.

DEADLINES FOR SHAREHOLDER PROPOSALS

Article One, Section 6 of the By-Laws of the Corporation requires that any shareholder of the Corporation intending to present a proposal for action by the shareholders at an annual meeting must give written notice of the proposal, containing specified information, to the Secretary of the Corporation not later than the notice deadline contained in the By-Law. This notice deadline will generally be 90 days prior to the anniversary date of the Corporation’s proxy statement for the previous year’s annual meeting. For the Corporation’s annual meeting to be held in 2006, the notice deadline under the By-Law is December 12, 2005. A copy of the By-Law may be obtained by written request to the Secretary at the address given below.

The By-Law mentioned above will not change the deadline for a shareholder requesting inclusion of a proposal in the Corporation’s proxy statement pursuant to Securities and Exchange Commission Rule 14a-8 or affect a shareholder’s right to present for action at an annual meeting any proposal so included. Rule 14a-8 requires that notice of a shareholder proposal requested to be included in the Corporation’s proxy materials pursuant to that Rule must generally be furnished to the Corporation not later than 120 days prior to the anniversary date of the Corporation’s proxy statement for the previous year’s annual meeting. For the Corporation’s annual meeting to be held in 2006, shareholder proposals to be considered for inclusion in the proxy statement under Rule 14a-8 must be received by the Corporation no later than November 14, 2005.

All shareholder proposals should be submitted in writing to the Secretary of the Corporation, One Mellon Center, Room 4826, Pittsburgh, Pennsylvania 15258-0001.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Corporation’s Board of Directors provides a process for shareholders to send communications to the Board of Directors. Shareholders may communicate with the Board of Directors, non-management directors as a group or individual directors in a writing addressed to the Board, group or individual director at One Mellon Center, Room 4826, Pittsburgh, Pennsylvania 15258-0001. Any communications relating to accounting, internal controls or auditing matters will be referred to the Corporation’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s executive officers and directors, and persons who own more than 10% of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. The Corporation assists its executive officers and directors with fulfilling these requirements based on information provided by such persons and obtained from its internal records. Based on its review of such forms, or written representations from certain reporting persons that no Form 5’s were required for those persons, the Corporation believes that, for 2004, all such filing requirements were met except that gifts of 748 shares made by Mr. Lamere to charities in 2001 shortly after he became a reporting person and inadvertently overlooked were reported when discovered in 2004.

PROXY SOLICITATION

The cost of solicitation of proxies for the 2005 annual meeting will be borne by the Corporation. In addition to solicitation by mail, regular employees of the Corporation may solicit proxies by telephone or personal interview. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Common Stock held of record by such persons and will be reimbursed by the Corporation for their expenses. The Corporation has retained Mellon Investor Services LLC, 44 Wall Street, New York, New York 10005 to aid in the solicitation of proxies from brokers, banks, nominees and other institutional holders. A fee of $10,000 plus expenses will be paid to Mellon Investor Services for these services. In addition, the Corporation has agreed to pay Mellon Investor Services a fee of approximately $30,000 in connection with project management and technical services to be provided by MIS relating to the distribution of the Corporation’s Proxy Statement and Annual Report to employees and former employees participating in employee benefit and stock option programs. Mellon Investor Services is a wholly owned subsidiary of the Corporation.

By Order of the Board of Directors

Carl Krasik

Secretary

March 11, 2005

EXHIBIT A

MELLON FINANCIAL CORPORATION AUDIT COMMITTEE

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

I.	Statement of Principles

Under the Sarbanes-Oxley Act of 2002 (the “Act”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Corporation. To implement these provisions of the Act, the Securities and Exchange Commission (the “SEC”) has issued rules specifying the types of services that an independent auditor may not provide to its audit client, as well as the audit committee’s administration of the engagement of the independent auditor. Accordingly, the Audit Committee has adopted, and the Board of Directors has ratified, this Audit and Non-Audit Services Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved.

The SEC’s rules establish two different approaches to pre-approving services, which the SEC considers to be equally valid. Proposed services either may (i) be pre-approved pursuant to pre-approval policies and procedures established by the Audit Committee that are detailed as to the particular service and do not delegate Audit Committee responsibilities to management (such as this Policy), without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”) or (ii) require the specific pre-approval of the Audit Committee (“specific pre-approval”). The Audit Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. As set forth in this Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding the pre-approved maximum fee amounts set forth in Appendices A, B, C or D will also require specific pre-approval by the Audit Committee.

For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence and whether the provision of such services by the independent auditor would impair the independent auditor’s independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Corporation’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Corporation’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

The Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may choose to determine, for a particular calendar year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

The Appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the general pre-approval of the Audit Committee. The Audit Committee will annually (expected to be in December) review and pre-approve the services that may be provided by the independent auditor during the following calendar year without obtaining specific pre-approval from the Audit Committee. The services listed in the Appendices to this Policy may be provided by the independent auditor during 2005. The Audit Committee will add to or subtract from the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee expects that the annual engagement letter with the independent auditor will contain a reasonably detailed description of services proposed to be provided by the independent auditor during the period covered by the engagement letter and related estimated fees (supported by reasonably detailed analyses). By approval of the engagement letter, these services will have specific pre-approval.

This Policy is designed (1) to be detailed as to the particular service to be provided by the independent auditor, (2) to ensure that the Audit Committee is informed of each service provided by the independent auditor and (3) to ensure that the policies and procedures set forth herein do not include delegation of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934 to management. Nothing in this Policy shall be interpreted to be a delegation of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934. The Audit Committee, in adopting this Policy and providing for general pre-approval of the services listed on Appendices A through D, is mindful that the SEC’s principles of independence with respect to services provided by auditors are largely predicated on three basic principles, violations of which would impair the auditor’s independence: (1) an auditor cannot function in the role of management, (2) an auditor cannot audit his or her own work and (3) an auditor cannot serve in an advocacy role for his or her client. This Policy does not delegate the Audit Committee’s responsibilities to pre-approve services performed by the independent auditor to management.

KPMG LLP as the Corporation’s prospective independent auditor for 2005 has reviewed this Policy and believes that implementation of this Policy will not adversely affect its independence.

II.	Delegation

As provided in the Act and the SEC’s rules, the Audit Committee may delegate either type of pre-approval authority to one or more of its members. By this Policy, the Committee delegates specific pre-approval authority to each of its Chair and its Vice Chair, provided that the estimated fee for any such proposed pre-approved service does not exceed $100,000. The Chair or Vice Chair, as the case may be, must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

III.	Audit Services

“Audit services” are services necessary to perform an audit or review in accordance with generally accepted auditing standards, as well as those services that generally only the independent auditor can reasonably provide, which may include (1) attest services, (2) comfort letters, (3) statutory audits and (4) consents and assistance with and review of documents filed with the SEC. The annual Consolidated Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. Audit services also include the attestation engagement for the independent auditor’s report on management’s report on internal controls over financial reporting as well as the independent auditor’s report on internal control over financial reporting. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Corporation structure or other items.

In addition to the annual Consolidated Audit services engagement approved by the Audit Committee, the Audit Committee may grant general pre-approval to other Audit services not specifically pre-approved in the annual Audit services engagement. Other Audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Corporation and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

The Audit Committee has pre-approved the engagement of the independent auditor to provide the Audit services in Appendix A. All other Audit services which are not listed in Appendix A or which have not been previously approved in connection with the independent auditor’s engagement letter for the applicable year must be specifically pre-approved by the Audit Committee.

IV.	Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements or that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general pre-approval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; consultations concerning financial accounting and reporting standards; accounting consultations and audits in connection with acquisitions; internal control reviews; attest services that are not required by statute or regulation; and employee benefit plan audits.

The Audit Committee has pre-approved the engagement of the independent auditor to provide the Audit-related services in Appendix B. All other Audit-related services which are not listed in Appendix B or which have not been previously approved in connection with the independent auditor’s engagement letter for the applicable year must be specifically pre-approved by the Audit Committee.

V.	Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Corporation such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. Hence, the Audit Committee believes it may grant general pre-approval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Corporation’s Controller to determine whether the tax planning and reporting positions are consistent with this policy. However, the Audit Committee is ultimately responsible for the determination of whether a Tax service would impair independence.

Pursuant to the preceding paragraph, the Audit Committee has pre-approved the engagement of the independent auditor to provide the Tax services in Appendix C. All Tax services which are not listed in Appendix C or which have not been previously approved in connection with the independent auditor’s engagement letter for the applicable year must be specifically pre-approved by the Audit Committee, including Tax services proposed to be provided by the independent auditor to any executive officer or director of the Corporation, in his or her individual capacity, where such services are paid for by the Corporation.

VI.	All Other Services

The Audit Committee believes that, in addition to the services discussed above, the independent auditor may provide certain non-audit services without impairing the independent auditor’s independence. Accordingly, the Audit Committee has pre-approved the engagement of the independent auditor to provide the All Other services in Appendix D. Any other non-audit services to be provided to the Corporation by the independent auditor must be specifically pre-approved by the Audit Committee.

A list of the SEC’s prohibited non-audit services is attached to this Policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII.	Pre-Approved Maximum Fee Amounts

Maximum fee amounts for pre-approved services to be provided by the independent auditor will be established annually by the Audit Committee. Pre-approved maximum fee amounts for the period January 1 - December 31, 2005 are set forth in Appendices A through D hereto. These amounts are in addition to the fees that are approved in connection with the annual engagement letter with KPMG LLP expected to be entered into in February 2005. Proposed services exceeding these maximum fee amounts will require specific pre-approval by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For a particular calendar year, the Audit Committee may choose to determine the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services, and the total amount of fees for services classified as All Other services.

VIII.	Procedures

All requests or applications for services to be provided by the independent auditor shall be submitted to the Corporation’s Controller and must include a detailed description of the services proposed to be rendered. The Corporation’s Controller will determine whether such services (1) require specific pre-approval, (2) are included within the list of services that have received the general pre-approval of the Audit Committee or (3) have been previously pre-approved in connection with the independent auditor’s annual engagement letter for the applicable year or otherwise. Unless such determination is free from doubt, the Controller shall consult with the Chair or Vice Chair of the Audit Committee who shall resolve such question. The Audit Committee will be informed on a quarterly basis of any such services rendered by the independent auditor.

All services to be provided pursuant to the general pre-approval provisions of this Policy shall be provided by the independent auditor pursuant to an engagement letter with the Corporation that satisfies the following requirements (except that matters as to which an engagement letter would be impractical because of timing issues or because the matter is small may not be the subject of an engagement letter):

(1)	the engagement letter shall be in writing and signed by the independent auditor or its authorized representative;

(2)	the engagement letter shall set forth the particular services to be provided by the independent auditor which shall be within the categories of pre-approved services described in Appendix A, B, C or D hereto;

(3)	the engagement letter shall set forth the total fees to be paid to the independent auditor for the services (or the manner of their determination), which shall not exceed the limitations on fees set forth in Appendix A, B, C or D hereto (for purposes of determining whether such fees would exceed such limitations, fees to be paid in currencies other than U.S. dollars shall be converted to and estimated in U.S. dollars at the then current exchange rate); and

(4)	the engagement letter shall include a confirmation by the independent auditor that any contemplated non-audit services are not within a category of services the provision of which would impair the independent auditor’s independence under applicable SEC regulations.

Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Corporation’s Controller and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

By this policy the Audit Committee designates the Corporation’s Chief Auditor to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this Policy. The Corporation’s Chief Auditor will report to the Audit Committee on a periodic basis on the results of his or her monitoring. Both the Corporation’s Chief Auditor and management will promptly report to the Chair of the Audit Committee any breach of this Policy that comes to the attention of the Corporation’s Chief Auditor or any member of management.

The Audit Committee will also review the Chief Auditor’s annual internal audit plan to determine that the plan provides for the monitoring of the independent auditor’s services or will receive confirmation from the Chief Auditor that his or her responsibilities include such monitoring.

IX.	Additional Requirements

The Audit Committee has determined to take additional measures on an annual basis to meet its responsibility to oversee the work of the independent auditor and to assure the auditor’s independence from the Corporation, such as reviewing a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Corporation, consistent with Independence Standards Board Standard No. 1, and discussing with the independent auditor its methods and procedures for ensuring independence.

Dated: April 14, 2003 (revised September 16, 2003, December 16, 2003 and December 20, 2004)

Appendix A

Pre-Approved Audit Services for 2005*

Dated: December 20, 2004

Service	Maximum Fee Per Engagement Not to Exceed**
Statutory audits or financial audits for subsidiaries or affiliates of the Corporation	$150,000
Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters	$175,000
Consultations by the Corporation’s management as to the accounting or disclosure treatment of transactions or events and/or the actual impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies	$100,000

* These services are in addition to those that are approved in connection with the annual engagement letter with KPMG LLP, expected to be entered into in February 2005 and in addition to any services that are specifically pre-approved.

** The fees for all engagements entered into pursuant to this Appendix A not to exceed an aggregate of $800,000.

Appendix B

Pre-Approved Audit-Related Services for 2005*

Dated: December 20, 2004

Service	Maximum Fee Per Engagement Not to Exceed**
Reviews of financial statements of businesses considered for acquisition and due diligence services pertaining to potential business acquisitions/dispositions	$200,000
Financial statement audits of employee benefit plans	$100,000
Reviews of internal controls over financial activities and reporting requirements, including SAS 70 and similar international reports	$100,000
Assistance in dealing with and responding to the Securities and Exchange Commission, the Federal Reserve Board, the Office of the Comptroller of the Currency and other domestic and international regulatory agencies on financial matters	$100,000
Consultations by the Corporation’s management as to the accounting or disclosure treatment of potential transactions or events and/or the potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies	$100,000
Attestation and agreed-upon procedures engagements regarding financial data as requested by parties such as customers, underwriters, counterparties or regulators	$100,000
Subsidiary, equity investee or other related entity audits or audits of pools of assets not required by statute or regulation that are incremental to the audit of the consolidated financial statements	$100,000
Post-acquisition review of acquired business financial statements (including purchase accounting issues)	$100,000
Closing balance sheet audits pertaining to dispositions	$100,000
Review of the effectiveness of the internal audit function at the request of third parties	$100,000
Consultation on accounting issues regarding employee benefit plans and programs	$100,000
Assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act	$100,000

* These services are in addition to those that are approved in connection with the annual engagement letter with KPMG LLP, expected to be entered into in February 2005 and in addition to any services that are specifically pre-approved.

** The fees for all engagements entered into pursuant to this Appendix B not to exceed an aggregate of $800,000.

Appendix C

Pre-Approved Tax Services for 2005*

Dated: December 20, 2004

Service	Maximum Fee Per Engagement Not to Exceed**
U.S. federal, state and local tax planning and advice regarding the tax consequences of proposed or actual transactions or the operation of corporate programs	$75,000
Assistance with U.S. federal, state and local tax filings (such as preparation of returns and related matters and assistance with audits by taxing authorities)	$100,000
International tax planning and advice regarding the tax consequences of proposed or actual transactions or the operation of corporate programs	$75,000
Assistance with international tax filings (such as preparation of returns and related matters and assistance with audits by taxing authorities)	$125,000
Review of federal, state, local and international income, franchise, and other tax returns	$50,000
Transfer pricing and cost segregation studies	$100,000
Tax advice regarding new statutory, regulatory or administrative developments	$50,000
Employee benefit plan filings (including assistance with audits)	$50,000

* These services are in addition to those that are approved in connection with the annual engagement letter with KPMG LLP, expected to be entered into in February 2005 and in addition to any services that are specifically pre-approved.

** The fees for all engagements entered into pursuant to this Appendix C not to exceed an aggregate of $400,000.

Appendix D

Pre-Approved All Other Services for 2005*

Dated: December 20, 2004

Service	Maximum Fee Per Engagement Not to Exceed**
Risk management advisory services regarding financial or operational matters, e.g., assessment and testing of security infrastructure controls	$100,000
Advisory services related to issues involving regulatory bodies such as the Federal Reserve Board, the Office of the Comptroller of the Currency and the Financial Services Authority and other domestic and international regulatory bodies.	$100,000

* These services are in addition to those that are approved in connection with the annual engagement letter with KPMG LLP, expected to be entered into in February 2005 and in addition to any services that are specifically pre-approved.

** The fees for all engagements entered into pursuant to this Appendix D not to exceed an aggregate of $400,000.

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

As Adopted December 20, 2004

—  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —

Reservation Form for Mellon Financial Corporation Annual Meeting of Shareholders

Admission cards will be forwarded to shareholders whose reservation forms are received by April 5, 2005. All other admission cards will be provided at the check-in desk at the meeting (please be prepared to show proof of identification).

Shareholders who expect to attend the Annual Meeting at 10:00 A.M., on April 19, 2005, in Pittsburgh, PA should complete this form and return it in the enclosed envelope.

Name ................................................................................
(Please Print)

Address ............................................................................
(Please Print)
.............................................................................................

Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR the election of directors and FOR Proxy Item 2, and will vote in their discretion on such other matters that may properly come before the meeting and at any adjournment of such meeting.				Mark Here for Address Change or Comments	☐

Proxy Item 1—The election of directors.		Nominees: 01 Ruth E. Bruch, 02 Steven G. Elliott, 03 Edmund F. Kelly, 04 Robert Mehrabian, 05 Wesley W. von Schack
FOR all nominees listed herein (except as withheld in space provided)	WITHHOLD AUTHORITY to vote for all nominees listed herein	(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

☐	☐	Note: A vote FOR the election of directors includes discretionary authority to vote for a substitute if any nominee is unable to serve or for good cause will not serve.
			FOR	AGAINST	ABSTAIN
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.		Proxy Item 2—Ratification of appointment of KPMG LLP as independent public accountants.	☐	☐	☐

Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., full title as such should be shown. For joint accounts, each joint owner should sign. If more than one trustee is listed, all trustees should sign, unless one trustee has power to sign for all.

(Signature of Shareholder)

(Signature of Shareholder)

Dated: , 2005

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail

Internet and Telephone voting is available 24 Hours a Day, 7 Days a Week until 11:59 PM on Monday, April 18, 2005.

A shareholder’s telephone or Internet vote authorizes the named proxies to vote shares in the same manner as if the shareholder marked, signed and returned this proxy card.

Internet http://www.proxyvoting.com/mel	OR	Telephone 1-866-540-5760	OR	Mail Mark, sign and date
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		this proxy card and return it in the enclosed postage-paid envelope.

If a shareholder votes by Internet or by telephone,

there is NO need to mail back this proxy card.

Shareholders can view the 2004 Annual Report

(consisting of the 2004 Summary Annual Report and the

2004 Financial Annual Report) and Proxy Statement on the

Internet at www.mellon.com/annual

Mellon Financial Corporation

This Proxy is solicited on behalf of the Board of Directors of the Corporation

The undersigned hereby appoints Carl Krasik, William E. Marquis and Richard M. Pearlman, or any of them, each with full power of substitution, as attorneys and proxies of the undersigned to vote all Mellon Financial Corporation Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 19, 2005, at 10:00 A.M., on the 10th floor of Two Mellon Center, 501 Grant Street, Pittsburgh, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of all nominees for director and FOR Proxy Item 2 and will vote in their discretion on such other matters that may properly come before the meeting and at any adjournment of such meeting.

This Proxy is solicited on behalf of the Board of Directors of the Corporation, and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director and FOR Proxy Item 2.

(Continued, and to be signed and dated, on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

You can now access your Mellon Financial account online.

Access Mellon Financial Corporation shareholder accounts online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Mellon Financial Corporation, now makes it easy and convenient to get current information on shareholder accounts.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change PIN

Visit us on the web at http://www.melloninvestor.com

Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time